UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Washington Gas Light Company

(Name of Registrant as Specified In Its Charter)

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Washington Gas Light Company 101 Constitution Ave., NW Washington, DC 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, March 1, 2016

TIME:	10:45 a.m., Eastern Time

PLACE:	101 Constitution Ave., NW, 3rd Floor, Washington, DC 20080

To the Shareholders of Washington Gas Light Company

The annual meeting of shareholders of Washington Gas Light Company (“Washington Gas” or the “Company”) will be held at the Company’s headquarters located at 101 Constitution Ave., NW, 3rd Floor, Washington, DC 20080, on Tuesday, March 1, 2016 at 10:45 a.m., Eastern Time, for the following purposes, as more fully set forth in the attached information statement:

1.	To elect the ten directors nominated by our Board of Directors and named in the information statement;

2.	To approve, on an advisory basis, the compensation paid to certain executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for fiscal year 2016; and

4.	To transact any other business properly brought before the meeting and any adjournment or postponement thereof.

Each holder of common stock and preferred stock is entitled to one vote for each share of such stock standing in the name of the holder on the records of Washington Gas at the close of business on January 19, 2016 (the “Record Date”).

BY ORDER OF THE BOARD OF DIRECTORS

Leslie T. Thornton
Senior Vice President, General Counsel and Corporate Secretary

January 27, 2016

ADMISSION TO MEETING: Admission to the annual meeting will be limited to persons who are listed on Washington Gas’ records as shareholders as of the Record Date, or who bring documentation to the meeting that demonstrates their beneficial ownership of Washington Gas common stock or preferred stock through a broker, bank or other nominee as of the Record Date.

Table of Contents

INFORMATION REGARDING THE ANNUAL MEETING			1

PROPOSAL 1 ELECTION OF DIRECTORS			2

CRITERIA FOR SELECTION OF BOARD NOMINEES			3

Diversity	3	Director Nominees	4
Shareholder Recommendations	3

CORPORATE GOVERNANCE			10

Corporate Governance Practices	10	HR Committee Interlocks and Insider Participation	13
Board Leadership Structure	10	Director Independence and Retirement Age	13
Board Oversight of Risk	11	Policies and Procedures for Review, Approval
Executive Committee	12	or Ratification of Related-Person Transactions	13
Audit Committee	12	No Material Related Person Transactions During FY 2015	14
Governance Committee	12	Relationship to WGL Holdings	14
Human Resources Committee	12	Communications with the Board	14

DIRECTOR COMPENSATION			15

Director Annual Retainer and Meeting Fees	15	Director Retirement Plan	17
Directors’ Stock Plan	16	Donations to Civic Organizations and Charities	17
Non-Employee Director Compensation Decisions	16	Board Stock Ownership Guidelines	17
Director Deferred Compensation Plan	17

BENEFICIAL OWNERSHIP			18

Security Ownership of Management and Certain		Section 16(a) Beneficial Ownership Reporting Compliance	19
Beneficial Owners	18

HUMAN RESOURCES COMMITTEE REPORT			20

COMPENSATION DISCUSSION AND ANALYSIS			21

Program Highlights	21	Analysis	26
Historical Say-on-Pay Results and Executive		Short-Term Incentive Compensation	29
Compensation Program Changes	22	Long-Term Incentive Compensation	33
FY 2015 in Review	24	Retirement Benefits	36
What We Pay and Why: Elements of Compensation	25	Severance/Change in Control Protections	37
Objectives of Executive Compensation Program	26	Perquisites	38
Elements of Executive Compensation Program	26	Timing of Compensation	38
Washington Gas Light Company - 2016 Information Statement |	i

Impact of Prior Compensation	38	Policies Relating to Stock Ownership	39
Factors Considered in Decisions to Increase or Decrease		Other Compensation Matters	39
Compensation Materially	38	Compensation Risk Evaluation	39
Role of Executive Officers	38

COMPENSATION OF EXECUTIVE OFFICERS			40

Summary Compensation Table	40	Stock Vested in FY 2015	45
Grants of Plan-Based Awards in FY 2015	42	Non-Qualified Deferred Compensation	45
Outstanding Equity Awards at FY 2015 Year-End	44	Pension and Other Retirement Benefits	45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL			49

Change in Control Severance Plan for Certain Executives	49	Incremental Payments Due to Other Terminations	51
Incremental Payments Due to Change in Control	50

EQUITY COMPENSATION PLAN INFORMATION			52

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION			53

AUDIT COMMITTEE REPORT			54

FY 2015 AND FY 2014 AUDIT FIRM FEE SUMMARY			55

Services Provided by Deloitte	55	Pre-Approval Policy for Audit and Non-Audit Services	55

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM			56

OTHER MATTERS			57

Householding of Materials	57

APPENDIX A RECONCILIATION OF NON-GAAP FINANCIAL MEASURE			A-1

Forward-Looking Statements:

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

ii |	Washington Gas Light Company - 2016 Information Statement

WASHINGTON GAS LIGHT COMPANY
101 CONSTITUTION AVE., NW
WASHINGTON, DC 20080

INFORMATION STATEMENT
January 27, 2016

INFORMATION REGARDING THE ANNUAL MEETING

This information statement is provided in connection with the annual meeting of shareholders of Washington Gas Light Company to be held on Tuesday, March 1, 2016 at 10:45 a.m., Eastern Time, and any adjournment or postponement thereof. The annual meeting will be held at 101 Constitution Ave., NW, 3rd Floor, Washington, DC 20080. Note that the location of the annual meeting has changed from prior years; additional information about the meeting location is included on the inside back cover of this information statement.

Throughout this information statement, “Washington Gas,” the “Company,” “we,” “us” and “our” are intended to refer to Washington Gas Light Company unless specifically indicated otherwise. In addition, “FY 2012,” “FY 2013,” “FY 2014,” “FY 2015” and “FY 2016” refer to the fiscal years ending September 30 of the year indicated.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Each holder of our common stock and preferred stock is entitled to one vote for each share of such stock standing in the name of the holder on the records of the Company at the close of business on the Record Date. Outstanding voting securities as of the Record Date consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series; and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.

•	As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The ten director nominees receiving the greatest number of votes will be elected.

•	Proposal 2 regarding the advisory vote on executive compensation must receive more votes cast in favor than the number of votes cast against.

•	Proposal 3 to ratify the appointment of independent public accounting firm must receive more votes cast in favor than the number of votes cast against.

As of January 19, 2016, WGL Holdings, Inc. (“WGL Holdings”) owned all of the outstanding shares of the Company’s common stock. The Company has been informed that WGL Holdings intends to vote its shares of the Company’s common stock: (1) “FOR” the election of each of the named nominees for director; (2) “FOR” the advisory vote approving executive compensation; and (3) “FOR” ratification of the appointment of Deloitte & Touche LLP as independent public accounting firm for fiscal year 2016. Accordingly, these matters are expected to be approved.

Important Notice Regarding the Availability of the 2015 Annual Report and the Information Statement for Washington Gas’ annual meeting of shareholders to be held on March 1, 2016. This Information Statement and the WGL 2015 Corporate Financial Report, which includes the combined Annual Report on Form 10-K of WGL Holdings and Washington Gas for the fiscal year ended September 30, 2015, are available on the Internet at the following website: http://materials.proxyvote.com/938837.

Washington Gas Light Company - 2016 Information Statement |	1

Election of Directors

PROPOSAL 1 ELECTION OF DIRECTORS

There are ten nominees for election to the Board. Nine of the ten nominees are existing directors that were elected at the 2015 annual meeting of shareholders—Michael D. Barnes, George P. Clancy, Jr., James W. Dyke, Jr., Nancy C. Floyd, Linda R. Gooden, James F. Lafond, Debra L. Lee, Terry D. McCallister, and Dale S. Rosenthal. Nominee Stephen C. Beasley was elected by the Board to serve as a director, effective as of March 3, 2015, until the 2016 annual meeting of shareholders. Mr. Beasley was recommended to the Human Resources Committee of the Board (the “HR Committee”) by a third-party search firm. Each nominee will, if elected, serve on the Board until the 2017 annual meeting of shareholders.

All of the nominees for director also currently serve on the board of directors of our parent company, WGL Holdings.

Highlights of Board Nominees

2 |	Washington Gas Light Company - 2016 Information Statement

Election of Directors

CRITERIA FOR SELECTION OF BOARD NOMINEES

The Governance Committee is responsible for identifying director nominees for election to the Board. The Governance Committee may consider nominees suggested by several sources, including outside search firms, incumbent Board members and shareholders.

As provided in its charter, the Governance Committee seeks candidates with experience and abilities relevant to serving as a director of the Company and who will represent the best interests of shareholders as a whole, and not any specific interest group or constituency. The Governance Committee, with input from the Chairman of the Board and other directors, evaluates the qualifications of each director candidate in accordance with the criteria described in the director qualification standards section of our corporate governance guidelines. In evaluating the qualifications of director nominees, the Governance Committee considers factors including, but not limited to, the following:

Commitment. Directors should be able to contribute the time necessary to be actively involved on the Board and its decision-making and should be able and willing to prepare for and attend required meetings.

Diversity. The Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director. Nevertheless, directors should be selected so that the Board is a diverse body. The Board considers the term “diversity” to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes, as well as differences in race, gender and ethnicity.

Experience. Directors should be or have been in leadership positions in their field of endeavor and have a record of excellence in that field.

Independence. A director should neither have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a director.

Integrity. Directors should have a reputation of integrity and be of the highest ethical character.

Judgment. Directors should have the ability to exercise sound business judgment on a wide range of matters.

Knowledge. Directors should have a firm understanding of our operations, business strategy, corporate governance and Board operations.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as: accounting, compensation, finance, government relations, law, management, risk oversight and strategic planning.

The Governance Committee and the Board may take into account such other factors as they consider to be relevant to the success of a publicly-traded natural gas utility company. As part of the annual nomination process, the Governance Committee reviews the qualifications of each director nominee, including currently serving Board members, and reports its findings to the Board. On September 22, 2015, the Governance Committee determined that each Board member satisfied the criteria described above and advised the Board that each of the director nominees listed under “Proposal 1 Election of Directors” was qualified to serve on the Board.

Diversity

The Governance Committee considers diversity in connection with its evaluation of individual potential director nominees, and periodically considers the diversity of the Board as a whole. The Board conducted a self-evaluation in 2015 and concluded that its efforts to achieve Board membership diversity were effective.

The Board believes that the directors collectively represent a diverse array of viewpoints, experiences, education, skills and other attributes that contribute to its effectiveness in overseeing the direction of the Company. Three out of ten of our directors are African-American and four directors are women.

Shareholder Recommendations

The Governance Committee will consider director nominees recommended by shareholders. Notice of such recommendation should be sent in writing to the Chairman of the Governance Committee, c/o the Secretary of Washington Gas; 101 Constitution Ave., NW; Washington DC 20080. The recommendation must identify the writer as a shareholder of the Company and provide sufficient detail for the Governance Committee to consider the recommended individual’s qualifications. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other Board candidates.

Washington Gas Light Company - 2016 Information Statement |	3

Election of Directors

Director Nominees

For purposes of the upcoming annual meeting, the Governance Committee has recommended the re-election of each nominee as a director including the re-election of Stephen C. Beasley, who was initially elected as a director by the other members of the Board in March 2015. Each nominee has informed the Board that he or she is willing to serve as a director. Washington Gas has been informed that WGL Holdings intends to cast the votes of all of the outstanding shares of common stock of the Company for the election of the nominees named below. If any nominee should decline or become unable or unavailable to serve as a director for any reason, WGL Holdings has informed Washington Gas that it intends to cast its votes for another nominee, or other nominees, to be selected by the Board.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years, and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Board.

4 |	Washington Gas Light Company - 2016 Information Statement

Election of Directors

The Board recommends a vote “FOR” the election of each of the following nominees:

Michael D. Barnes
Age: 72
Director Since: 1991 (Washington Gas), November 2000 (WGL Holdings)
Board Committees: Governance Committee (Chairman), Executive Committee, Lead Director for the Board

Michael D. Barnes, age 72, is a Senior Fellow at the Center for International Policy in Washington, DC. He was previously Senior Of Counsel to the law firm of Covington & Burling LLP from 2007 through December 2010. He was President of The Brady Campaign and Brady Center to Prevent Gun Violence from 2000 through 2006. He was previously a partner in the law firm of Hogan & Hartson LLP (now Hogan Lovells, LLP). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. In January 2013, he was appointed to the Board of the Office of Congressional Ethics by Speaker John Boehner and Minority Leader Nancy Pelosi. He has previously served as a Commissioner of the Maryland Public Service Commission, as a director of the Metropolitan Washington Airports Authority, as a director of the Washington Metropolitan Area Transit Authority and Chairman of the Washington Suburban Transit Commission, appointed by Governor of the State of Maryland.

Mr. Barnes has been a director of Washington Gas since 1991 and a director of WGL Holdings since November 2000, and serves as Chairman of the Governance Committee. As Chairman of the Governance Committee, Mr. Barnes also serves as Lead Director for the Board. Mr. Barnes has a B.A. degree from the University of North Carolina and a J.D. degree with Honors from George Washington University.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
With over 35 years of legal experience and affiliations, including significant leadership positions, with a diverse array of business, political and philanthropic organizations in the Washington, DC metropolitan area, Mr. Barnes brings immense insight to the Board.
Risk Management/Assessment
Mr. Barnes’ legal expertise contributes to his skills in the areas of risk management, compliance and internal controls.
Government Experience
Mr. Barnes served as United States Representative from Maryland’s 8th Congressional District from 1979 to 1987.
Strategic Planning
Through his extensive involvement in civic, community and charitable activities, Mr. Barnes has gained significant strategic planning and corporate governance experience.
Industry Experience
Mr. Barnes’ service on the Maryland Public Service Commission and long tenure as a director of Washington Gas and WGL Holdings provide him with extensive experience and insights on the issues facing the gas utility and energy products and services industries generally, as well as the Company in particular.

Stephen C. Beasley
Age: 64
Director Since: March 2015 (Washington Gas and WGL Holdings)
Board Committees: HR Committee, Executive Committee (Alternate)
Other Public Company Board: SandRidge Energy, Inc.

Stephen C. Beasley, age 64, is the founder of Eaton Group Inc., an executive solutions and strategic investment firm, and has been its Chief Executive Officer since 2008. He served as President of El Paso Corporation’s Eastern Pipeline Group from 2003 until 2007 and was a member of El Paso Corporation’s Corporate Executive Committee from 2005 until 2007. During this period, Mr. Beasley served as the Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company, two of the largest transmission systems in the United States. Mr. Beasley currently serves as a director of SandRidge Energy, Inc. and Space Services Holdings, Inc., a privately-held space transportation and remote sensing company. Previously, Mr. Beasley served on the boards of Williams Pipeline Partners, L.P. from 2007 until 2009, Southern Union Company in 2009, BPZ Resources, Inc. from 2010 until 2015, and C Sixty Inc. from 2002 until 2005. He serves as Chair of The Brookwood Community and The Briarwood School in the Houston, Texas area, and also serves on several of The University of Texas System development and advisory boards.

Mr. Beasley has been a director of Washington Gas and WGL Holdings since March 2015. Mr. Beasley earned a B.A. degree in Biology from The University of Texas at Austin.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Mr. Beasley has extensive senior executive level experience in business and management.
Risk Management/Assessment
Mr. Beasley’s business experience has given him significant risk management experience that provides the Board with a valuable perspective.
Strategic Planning
As the founder and Chief Executive Officer of an executive solutions and strategic investment firm, and based on his multiple roles in senior executive positions, Mr. Beasley brings significant strategic planning experience to the Board.
Industry Experience
Mr. Beasley has extensive experience in senior executive leadership and directorship roles for a number of companies in the energy industry, including natural gas midstream companies and exploration and production companies.

Washington Gas Light Company - 2016 Information Statement |	5

Election of Directors

George P. Clancy, Jr.
Age: 72
Director Since: December 2000 (Washington Gas and WGL Holdings)
Board Committees: Audit Committee (Chairman), HR Committee, Executive Committee
Other Public Company Board: Saul Centers, Inc.

George P. Clancy, Jr., age 72, is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. (1995-2010). Mr. Clancy has extensive experience in banking, including having served as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer of Signet Bank, N.A. (1988-1995). Mr. Clancy is a member of the board of directors of Catholic Charities of the Archdiocese of Washington. Mr. Clancy is also on the board of directors of ASB Capital Management, Inc., Chevy Chase Trust Company, Saul Centers, Inc. and the Mary and Daniel Loughran Foundation.

Mr. Clancy has been a director of Washington Gas and a director of WGL Holdings since December 2000. Mr. Clancy has a B.A. degree in English from the University of Maryland and an M.B.A. degree from Loyola University.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Mr. Clancy has considerable senior executive level experience in business and management.
Risk Management/Assessment
Mr. Clancy developed significant skills in risk assessment as a senior executive, making him an important adviser to the Board and the Company.
Strategic Planning
Mr. Clancy’s experience managing investments and engaging in strategic planning as a senior executive enable him to serve meaningfully and effectively on the Board.
High Level Financial Literacy
Mr. Clancy has extensive experience in capital and financial markets, accounting and financial reporting and credit markets. He brings financial expertise and extensive experience in assessing and managing investments.

James W. Dyke, Jr.
Age: 69
Director Since: September 2003 (Washington Gas and WGL Holdings)
Board Committees: Governance Committee, HR Committee, Executive Committee (alternate)

James W. Dyke, Jr., age 69, retired on March 31, 2013 after 20 years as a partner in the Virginia law firm of McGuire Woods LLP, where he specialized in corporate, education, voting rights, government relations and municipal law. On April 8, 2013, he became a Senior Adviser to McGuire Woods Consulting LLC. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Adviser to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. During 2010, Mr. Dyke was also Chair of the Greater Washington Board of Trade and he is a member of the board of directors of the Washington Metropolitan Area Transit Authority (WMATA) and the Commonwealth Transportation Board (CTB).

Mr. Dyke has been a director of Washington Gas and of WGL Holdings since September 2003. Mr. Dyke has B.A. and J.D. degrees from Howard University. In addition, he holds honorary degrees from St. Paul’s College, Virginia State University, the University of Richmond, Randolph-Macon College and the Northern Virginia Community College.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Mr. Dyke has over thirty-five years of legal experience and significant leadership positions and deep-rooted affiliations with a diverse array of business and philanthropic organizations in the Washington, DC metropolitan area.
Risk Management/Assessment
Mr. Dyke’s legal expertise contributes to his skills in the areas of risk management, compliance, internal controls, legislative and administrative issues and general corporate transactions.
Government Experience
Mr. Dyke has significant governmental experience nationally and in the Commonwealth of Virginia that enable him to bring invaluable insight to the Board.
Strategic Planning
Mr. Dyke lives and works in the Company’s operating territory and has held leadership positions with several local non-profit organizations and, as a result, has significant community ties within the region. In addition, through his extensive involvement in civic, community and charitable activities, Mr. Dyke has gained additional strategic planning and corporate governance insights.

6 |	Washington Gas Light Company - 2016 Information Statement

Election of Directors

Nancy C. Floyd
Age: 61
Director Since: June 2011 (Washington Gas and WGL Holdings)
Board Committees: Audit Committee, Governance Committee, Executive Committee (alternate)

Nancy C. Floyd, age 61, is the founder and managing director of Nth Power, a San Francisco-based venture capital firm focused on advanced energy technologies, energy efficiency and sustainability. Nth Power has invested $420 million in 56 companies. Ms. Floyd has served on the boards of the American Council on Renewable Energy and the Center for Resource Solutions. She is an active member of Environmental Entrepreneurs (E2), a national community of individual business leaders who advocate sound environmental policy while building economic prosperity. Prior to founding Nth Power, Floyd launched two high-growth energy and telecommunications companies: NFC Energy Corporation in 1982, an early wind development company, and PacTel Spectrum Services in 1985, both of which were successfully sold. She has also worked on energy and telecommunications issues for the chairman of the Vermont Public Service Board. Ms. Floyd has a B.A. degree in Government from Franklin and Marshall College and an M.A. degree in Political Science from the Rutgers University Eagleton Institute of Politics.

Ms. Floyd has been a director of Washington Gas and of WGL Holdings since June 2011.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Ms. Floyd brings many years of key senior management experience to the Board.
Risk Management/Assessment
Ms. Floyd’s business experience has given her significant risk management experience that provides the Board with a valuable perspective.
Government Experience
As a result of her past work with the Vermont Public Service Board, Ms. Floyd can provide important insight with respect to regulatory and policy matters relevant to public utilities, which enhances the Board’s overall knowledge and experience.
Strategic Planning
Ms. Floyd’s experience as a business founder and manager demonstrates significant strategic planning skills.
Industry Experience
Ms. Floyd brings a deep understanding of energy efficiency and renewable energy applications. Her comprehensive knowledge of many aspects of the energy industry provides the Board with a valuable perspective.

Linda R. Gooden
Age: 62
Director Since: April 2013 (Washington Gas and WGL Holdings)
Board Committees: HR Committee, Executive Committee (alternate)
Other Public Company Board: Automatic Data Processing, Inc.; General Motors Co.; The Home Depot, Inc.

Linda R. Gooden, age 62, retired in 2013 as Executive Vice President of Lockheed Martin Corp.’s Information Systems & Global Solutions, a $9 billion business with 30,000 employees that provides integrated information technology solutions, systems and services globally to civil, defense, intelligence and other government customers, after more than 20 years with the company. Ms. Gooden was responsible for establishing and managing the first major contractor cyber center in Maryland. She led the development of cyber solutions for federal defense, intelligence, and commercial customers.

Ms. Gooden has been inducted into the prestigious Career Communications Hall of Fame. She was named one of Fortune’s 50 Most Powerful Women in Business for three consecutive years and one of the 100 Most Powerful Executives in Corporate America by Black Enterprise magazine in 2009. In 2010, Ms. Gooden was appointed by U.S. President Barack Obama to the National Security Telecommunications Advisory Committee.

Ms. Gooden serves on the board of: the Eisenhower Fellowships Board of Trustees; the Armed Forces Communications and Electronics Association International; TechAmerica; the University Systems of Maryland Board of Regents; Automatic Data Processing, Inc.; General Motors Co.; and The Home Depot, Inc. Ms. Gooden has a B.A. degree in Computer Science from Youngstown State and a B.A. degree in Business Administration from the University of Maryland. She also has an M.B.A. degree in Business Administration from the University of Maryland.

Ms. Gooden has been a director of WGL Holdings and Washington Gas since April 2013.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Ms. Gooden’s experience as a senior executive officer of a Fortune 100 company demonstrates her leadership capability and general business acumen.
Risk Management/Assessment
In addition to her deep understanding of operations and strategy, Ms. Gooden has sophisticated risk management, cyber-security and information technology experience that is extremely valuable to the decision-making processes of the Board.
Government Experience
Ms. Gooden has experience as a presidential appointee to the National Security Telecommunications Advisory Committee.
Strategic Planning
Ms. Gooden provides the Board with extensive experience in operations and strategic planning. Ms. Gooden’s experience also demonstrates her extensive knowledge of governance and complex financial issues faced by public companies.
High Level Financial Literacy
Ms. Gooden provides the Board with extensive experience in corporate finance.

Washington Gas Light Company - 2016 Information Statement |	7

Election of Directors

James F. Lafond
Age: 73
Director Since: September 2003 (Washington Gas and WGL Holdings)
Board Committees: HR Committee (Chairman), Executive Committee
Other Public Company Board: VSE Corporation

James F. Lafond, age 73, is a retired Area Managing partner for the greater Washington, DC area for PricewaterhouseCoopers LLP. He is a retired certified public accountant with extensive experience serving in leadership positions with PricewaterhouseCoopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations, including serving as Chairman of the INOVA Health System Foundation and the Washington Performing Arts Society. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as not-for-profit entities.

Mr. Lafond has been a director of Washington Gas and of WGL Holdings since September 2003. Mr. Lafond has a B.S. degree in Accounting and an M.B.A. degree from American International College. Mr. Lafond has also completed the Executive Development program at Dartmouth College.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Mr. Lafond gained significant leadership experience as an Area Managing Partner for PricewaterhouseCoopers LLP and in leadership positions in civic and non-profit organizations.
Risk Management/Assessment
Mr. Lafond has expertise in risk management processes through his experience as Area Managing Partner for PricewaterhouseCoopers LLP and as an engagement partner for entities in various industries.
Strategic Planning
Mr. Lafond’s experience as a member of the nominating and corporate governance committee and chair of the audit committee of the board of directors of another public company allows him to provide particular governance insight to the Board that is essential to strategic planning.
High Level Financial Literacy
Mr. Lafond brings many years of audit experience and financial accounting knowledge that are critical to the Board. Mr. Lafond’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective makes him an invaluable asset to the Board.

Debra L. Lee
Age: 61
Director Since: July 2000 (Washington Gas), November 2000 (WGL Holdings)
Board Committees: Audit Committee, Executive Committee (alternate)
Other Public Company Board: Marriott International, Inc.

Debra L. Lee, age 61, is Chairman and Chief Executive Officer of BET Networks, a global multi-media company that owns and operates Black Entertainment Television and several other ventures. BET Networks is a division of Viacom, Inc. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the board of directors of the Alvin Ailey American Dance Theater and the Paley Center. Ms. Lee is also on the board of directors of Marriott International, Inc. and previously served on the board of directors of Revlon, Inc. from 2006 through 2015.

Ms. Lee has been a director of Washington Gas since July 2000 and a director of WGL Holdings since November 2000. Ms. Lee has a B.A. degree in Political Science from Brown University, a J.D. degree from the Harvard Law School and an M.P.P. from the Harvard University John F. Kennedy School of Government.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Ms. Lee’s experience as a chief executive officer of a major media and entertainment company demonstrates her leadership ability and general business acumen.
Risk Management/Assessment
Ms. Lee’s legal expertise contributes to her skills in the areas of risk management, compliance and internal controls.
Strategic Planning
Through her experience as a chief executive officer and her involvement in civic, community and charitable activities, Ms. Lee has gained significant strategic planning, operational and corporate governance insights. Her extensive experience with consumer marketing is also a significant asset to the Board.
High Level Financial Literacy
Ms. Lee provides the Board with extensive experience in corporate finance. In addition, her experience on the board of directors of other public companies demonstrates her knowledge of complex financial issues faced by public companies.

8 |	Washington Gas Light Company - 2016 Information Statement

Election of Directors

Terry D. McCallister
Age: 60
Director Since: October 2009 (Washington Gas and WGL Holdings)
Board Committees: Chairman of the Board, Executive Committee (Chairman)

Terry D. McCallister, age 60, has served as Chairman and Chief Executive Officer of WGL Holdings and of Washington Gas since October 1, 2009. Mr. McCallister previously served as President and Chief Operating Officer of WGL Holdings and Washington Gas (2001-2009); Mr. McCallister joined Washington Gas in April 2000 as Vice President of Operations. He was previously with Southern Natural Gas, where he served as Vice President and Director of Operations and with Atlantic Richfield Company, where he held various leadership positions. Mr. McCallister serves on the Board of Directors of the American Gas Association and served as its Board Chairman for 2015. He is a past Chairman of the Board of Directors of the Southern Gas Association and is currently Chairman of the Board of Directors of the Gas Technology Institute. Mr. McCallister serves on the National Petroleum Council. He also serves on the boards of several business and community organizations, including, among others, the Greater Washington Board of Trade, the Federal City Council, the Alliance to Save Energy, the Smithsonian National Zoo, the National Symphony Orchestra (President) and the INOVA Health System Foundation (Chairman).

Mr. McCallister has a B.S. degree in Engineering Management from the University of Missouri-Rolla and is a graduate of the University of Virginia’s Darden School of Business Executive Program.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
With over thirty-five years of energy industry experience at several levels of management, Mr. McCallister is well positioned to lead our management team and provide essential insight and guidance to the Board on the day-to-day operations of the Company. Mr. McCallister’s service on the boards of local non-profit and charitable organizations provides an important connection between our Company and the communities we serve.
Strategic Planning
Mr. McCallister serves a key leadership role on the Board and provides the Board with in-depth knowledge of each area of our business, the energy industry generally, and the Company’s challenges and opportunities. Mr. McCallister’s leadership roles in key industry organizations provide a unique opportunity to help shape the environment in which the Company can be successful. In addition, through his extensive involvement in civic, community and charitable activities, Mr. McCallister has gained additional strategic planning and corporate governance insights.
Industry Experience
Mr. McCallister’s extensive energy experience and comprehensive understanding of many aspects of the natural gas industry provides the Board with crucial insight.

Dale S. Rosenthal
Age: 59
Director Since: October 2014 (Washington Gas and WGL Holdings)
Board Committees: Audit Committee, Executive Committee (alternate)

Dale S. Rosenthal, age 59, is Division President of Clark Financial Services Group, where she is setting strategy for Clark’s entry into the alternative energy space, leveraging Clark Construction’s core turnkey construction competence into alternative energy development, finance, and management. She was Clark’s Chief Financial Officer for eight years, leading all of the financial functions of Clark, a multi-billion dollar company. She serves on the board of directors of the Strathmore Foundation for the Performing Arts and on the Greater Washington Board of Trade.

Ms. Rosenthal has been a director of Washington Gas and of WGL Holdings since October 2014. She has a J.D. and M.B.A. from Harvard University and a B.A. in Economics from Cornell University.

Particular experience, attributes or skills that qualify candidate for Board membership:
Leadership Experience
Ms. Rosenthal brings many years of senior management and new business development experience in both the private and non-profit sectors to the Board.
Risk Management/Assessment
Ms. Rosenthal’s financial and legal background in the construction industry contributes to her skills in risk assessment, mitigation, compliance, and internal controls.
Strategic Planning
Ms. Rosenthal’s formal business training, significant experience in business development and experience as a strategist in the alternative energy sector provide her with significant strategic planning skills.
Industry Experience
Ms. Rosenthal brings significant business expertise in the alternative energy sector.
High Level Financial Literacy
Ms. Rosenthal has managed financial budgeting and reporting in corporate and non-profit organizations.

Washington Gas Light Company - 2016 Information Statement |	9

Corporate Governance

CORPORATE GOVERNANCE

Corporate governance is a continuing focus at Washington Gas, starting with the Board and extending to all employees. In this section, we describe some of our key corporate governance policies and practices.

Corporate Governance Practices

Washington Gas is committed to maintaining the highest standards of corporate governance, which we believe are essential to sustained success. We have implemented corporate governance practices that we believe promote our goal of maximizing long-term shareholder value. In light of this goal, the Board oversees, counsels and guides management in the long-term interests of the Company and its shareholders. The Board’s responsibilities include, but are not limited to:

•	overseeing the management of our business and the assessment of our business risks;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics;

•	reviewing and approving our major financial objectives and strategic and operating plans; and

•	overseeing our talent management and succession planning.

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Directors are expected to attend all meetings of the Board and of each Board committee on which they serve. During FY 2015, the Board held eight meetings.

The Board has established four standing committees: (i) the Audit Committee; (ii) the Governance Committee, (iii) the HR Committee; and (iv) the Executive Committee. Each of these committees is described in more detail below.

During FY 2015, the Audit Committee held five meetings; the HR Committee held three meetings; and the Governance Committee held four meetings. The Executive Committee did not meet in FY 2015. No director attended fewer than 75% of each of: (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during FY 2015. The Company expects Board members to attend all annual meetings of shareholders at which they are standing for election or re-election as directors but recognizes that, from time to time, other commitments may prevent all directors from attending each annual meeting. All of the directors attended the 2015 annual meeting of shareholders (Mr. Dyke attended telephonically).

The Board has long adhered to governance principles designed to assure excellence in the execution of its duties, and regularly reviews the Company’s governance policies and practices. These principles are outlined in the Washington Gas corporate governance guidelines, which, in conjunction with our articles of incorporation, bylaws, Board committee charters and related policies, form the framework for the effective governance of Washington Gas.

The full text of the corporate governance guidelines, the charters for each of the Board committees and the Company’s code of conduct are available on our website, www.washgas.com, under “Corporate Governance.” These materials are also available in print to any person, without charge, upon written request to:

Assistant Secretary
Washington Gas Light Company
101 Constitution Ave., NW
Washington, DC 20080

Board Leadership Structure

Combined Chairman of the Board and Chief Executive Officer Position

Terry D. McCallister serves as the Chairman of the Board and Chief Executive Officer. The Board evaluated its leadership structure in 2015 and determined that the use of the Lead Director, as described below, along with the combined Chairman and Chief Executive Officer positions, is an effective leadership structure. Mr. McCallister has over 35 years of experience in a variety of positions of increasing responsibility and leadership in many facets of the utility and energy industry. As the individual having primary responsibility for the day-to-day management of our business operations, he is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues. Coupled with an independent Lead Director, this leadership structure allows the Board to exercise independent oversight and enables the Board to have direct access to information related to the day-to-day management of business operations.

The leadership responsibilities of the Board are shared among the Chairman of the Board, the Lead Director and the Chairmen of the Board’s four standing committees. This structure has been developed over time based on the recommendations of the Governance Committee and on the decisions of the full Board. The Board is comprised of nine independent directors within the meaning of the listing standards of the New York Stock Exchange (“NYSE”), with Mr. McCallister as the only management director. All members of the Audit, HR and Governance Committees are independent. Mr. McCallister is invited to attend meetings of the independent committees, but he does not have a vote on any committee matter (other than the Executive Committee). The Board and the Board committees (other than the Executive Committee) regularly meet in executive sessions, at which no management representative is present.

10 |	Washington Gas Light Company - 2016 Information Statement

Corporate Governance

Lead Director
Our corporate governance guidelines and bylaws establish a Lead Director of the Board, and designate the Chairman of the Governance Committee to serve in that position. Among other powers and responsibilities, the Lead Director will:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the Board;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to convene meetings of the independent directors;

•	be available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the Company; and

•	function as a liaison between the Chairman of the Board and the independent directors, as necessary.

Mr. Barnes served as the Lead Director during FY 2015 and will continue to serve in FY 2016.

The Lead Director presides in executive sessions of the Board at which management is not present. If the executive session includes or is devoted to a report of a Board committee, the Chairman of that committee presides in that portion of the executive session. The Board believes that its leadership structure facilitates proper risk oversight for the Company for a number of reasons, the most significant of which are the following:
•	A combined Chairman and Chief Executive Officer role allows for more productive meetings. The Chief Executive Officer is the individual selected by the Board to manage the Company on a day-to-day basis, and his direct involvement in our operations makes him best positioned to lead productive Board strategic planning sessions and to determine the time allocated to each agenda item in discussions of our short and long-term objectives.

•	The Board structure provides strong oversight by independent directors. The Lead Director’s responsibilities include leading executive sessions of the Board during which our independent directors meet without management. These executive sessions allow the Board to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

The Lead Director informs the Chairman of the Board and Chief Executive Officer, subject to the discretion of the independent directors, about the substance of the discussions that took place during each executive session meeting of the Board. The Board is aware of the potential conflicts that may arise when an executive officer chairs the Board, but believes these potential conflicts are offset by existing safeguards, including: the designation of a Lead Director, regular meetings of the independent directors in executive session, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking and the fact that much of our operations are highly regulated.

Board Oversight of Risk

The Board recognizes that Washington Gas is exposed to certain financial, operational and strategic risks that can affect our earnings and ability to provide value to our shareholders and service to our customers. The Board has delegated certain risk oversight responsibilities to its Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses our risk management and risk assessment policies with senior management. The Audit Committee incorporates its risk assessment function into its regular reports to the Board. The Audit Committee is directly responsible for overseeing our risk assessment and risk management policies.

At the direction of the Audit Committee and in consultation with the full Board and executive management, the Company created a Risk Management Committee. The Risk Management Committee is comprised of senior members of management, and is chaired by the Senior Vice President and Chief Financial Officer of the Company. The Risk Management Committee is responsible for ensuring that the Company is managing its principal enterprise-wide risks. The Risk Management Committee does this by using an enterprise risk management (“ERM”) process which is based on the Company’s risk management policy. The ERM process involves the application of a well-defined, enterprise-wide methodology that enables our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company such as: business continuity, compliance, credit, environmental, information technology, strategic, financial, operational and reputational risks. In addition to known risks, the ERM process focuses on emerging risks as well as risks that are rare and difficult to predict, but which, if they were to occur, would have a significant impact on the Company. The findings of the ERM process are reported regularly to the Audit Committee by the Chairman of the Risk Management Committee. The Risk Management Committee periodically conducts a full review and update of its assessment of the risks facing the Company and presents the updated assessment to the Audit Committee for its review.

In fulfilling its risk oversight function, the Audit Committee also periodically, and as needed, discusses key risks with the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, General Counsel and Corporate Secretary, the Company’s internal auditors, and the Company’s independent registered public accounting firm. The Board evaluated the risk assessment function as part of its Board evaluation

Washington Gas Light Company - 2016 Information Statement |	11

Corporate Governance

process in 2015 and determined that the Company’s risk management structure (including its risk management policy and risk management committee), plus regular reports to the Board from management and Board committees, enable the Board to perform its risk oversight responsibilities in an appropriate and effective manner.

Additionally, each Board committee oversees risks within its area of responsibility and has principal responsibility for reviewing and discussing with management the risk exposures specified in their charters or identified from time to time by the committees themselves.

Executive Committee

The Executive Committee members are: Terry D. McCallister (Chairman), Michael D. Barnes, George P. Clancy, Jr. and James F. Lafond. There are six alternate members: Stephen C. Beasley,

James W. Dyke, Jr., Nancy C. Floyd, Linda R. Gooden, Debra L. Lee and Dale S. Rosenthal. This committee may exercise all of the authority of the Board when the Board is not in session.

Audit Committee

The Audit Committee members are: George P. Clancy, Jr. (Chairman), Nancy C. Floyd, Debra L. Lee and Dale S. Rosenthal. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE Listed Company Manual. The Board has determined that Mr. Clancy, Ms. Floyd, Ms. Lee and Ms. Rosenthal meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC. As provided in its charter, functions of the Audit Committee include:

•	the appointment, compensation and oversight of independent public accounting firm;
•	reviewing with management and the independent public accounting firm the financial statements and the accompanying report of the independent public accounting firm; and

•	reviewing the system of internal controls and the adequacy of the internal audit program.

The Audit Committee also is directly responsible for overseeing the Company’s risk assessment and risk management policies. The report of the Audit Committee, which appears later in this information statement, and the Audit Committee charter provide a further description of the responsibilities of this committee.

Governance Committee

The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr. and Nancy C. Floyd. Members of the Governance Committee are independent under the rules of the NYSE Listed Company Manual. As provided in its charter, functions of the Governance Committee include consideration of criteria for selection of candidates for election to the Board and committees of the Board and adoption of policies and principles concerning Board service and corporate governance. This committee also considers criteria for oversight and evaluation of the Board and management and the adoption of a code of conduct.

Human Resources Committee

General. The HR Committee members are: James F. Lafond, (Chairman), Stephen C. Beasley, George P. Clancy, Jr., James W. Dyke, Jr., and Linda R. Gooden. Members of the HR Committee are independent under the rules of the NYSE Listed Company Manual. The HR Committee discharges the Board’s responsibilities relating to compensation of our executive officers.

As provided in its charter, primary functions of the HR Committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (“CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. The HR Committee also recommends compensation levels, sets performance targets and evaluates the performance of our other executive officers and determines any incentive and equity-based compensation to be awarded to those officers. The HR Committee also considers succession planning for the Company’s leadership positions.

Under its charter, the HR Committee may delegate authority to act upon specific matters, within specified parameters, to a subcommittee consisting of one or more members or to management. Any such delegates are required to report any action to the full HR Committee at its next meeting. Please see the discussion under the Compensation Discussion and Analysis (“CD&A”) section for information relating to processes and procedures for the consideration and determination of executive compensation.

Governance. The HR Committee focuses on good governance practices in its operation. In FY 2015, this included, among other practices:

• reviewing tally sheets prepared by its independent adviser regarding the CEO, Chief Financial Officer and the next three most highly compensated officers (the “Named Executive Officers”). Tally sheets identify the material elements of such executives’ compensation, show the cumulative impact of prior grants of long-term incentive awards, and quantify severance and other payouts to which the executive would be entitled under various employment termination scenarios. The HR Committee concluded, based on the tally sheets, that cumulative pay was reasonable and suggested that no changes be made to our pay philosophy;

12 |	Washington Gas Light Company - 2016 Information Statement

Corporate Governance

•	considering compensation for the executive officers listed in compensation tables of this information statement in the context of all of the components of total compensation, and not allowing the sum of the components to exceed market levels of total compensation opportunity;

•	receiving meeting materials several days in advance of meetings;

•	conducting regular executive sessions of HR Committee members; and

•	maintaining direct access to an independent executive compensation adviser.

Compensation Adviser. The HR Committee has the sole authority to retain and terminate any compensation adviser engaged to assist the HR Committee in the evaluation of the compensation of our executive officers and directors. During FY 2015, the HR Committee’s retained adviser was a partner at Meridian Compensation Partners, LLC (“Meridian”). Meridian is an independent firm that provides only executive and director compensation advisory services. The HR Committee’s adviser attended two of the three the HR Committee meetings held during FY 2015.

The adviser provided data and information to the HR Committee but did not make recommendations with respect to specific levels of compensation. Services provided by Meridian to the HR Committee for FY 2015 included:

•	development of market data in line with the Company’s compensation philosophy (as discussed in the CD&A section of this information statement);

•	pay and performance comparisons;
•	tally sheets;

•	update of the compensation risk review;

•	legislative, regulatory, and market trend updates; and

•	review of the CD&A and other information statement disclosures.

Adviser Independence. The HR Committee concluded that its compensation adviser had no conflicts of interest during FY 2015. In reaching this conclusion, the HR Committee considered all relevant factors, including the six independence factors relating to committee advisers that are specified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the NYSE’s listing standards. These factors are:

(i)	the provision of other services to the Company by the adviser’s employer;

(ii)	the amount of fees received from the Company by the adviser’s employer as a percentage of the total revenue of the adviser’s employer;

(iii)	the policies and procedures of the adviser’s employer that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the adviser with a member of the HR Committee;

(v)	any stock of the Company owned by the adviser; and

(vi)	any business or personal relationship of the adviser or the adviser’s employer with an executive officer of the Company.

In addition, the HR Committee retains the individual adviser as well as the adviser’s firm, and the adviser reports directly to the HR Committee.

HR Committee Interlocks and Insider Participation

The HR Committee currently is composed of five independent, non-employee directors. During FY 2015, no current or former member of the HR Committee was an officer or employee of Washington Gas. No former or current member of the Board or the HR Committee has served, at any time since October 1, 2014, as an executive officer of any entity that at such time had one or more of Washington Gas’ executive officers serving as a member of that entity’s board of directors or compensation committee.

Director Independence and Retirement Age

The Board has determined that all of the current directors and each of the nominees for election as director, except Mr. McCallister, are independent pursuant to the guidelines set forth by the NYSE. In determining independence, the Board considered the specific criteria for independence as set forth in the NYSE Listed Company Manual and also the facts and circumstances of any other relationships of individual directors with the Company or its affiliates.

The Board has a policy under which directors who are not employees of the Company may not stand for re-election after reaching the age of 75. Also, under this policy, directors who are employees of the Company must retire from the Board upon their retirement from the Company. This policy can be changed at any time by an action of the Board.

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

Our policies and procedures for the review, approval or ratification of related person transactions are set forth in our Related Person Transactions Policy. In summary, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds

$120,000, and in which a related person (i.e., any director, executive officer, nominee for director, beneficial owner of more than 5% of our common stock, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

Washington Gas Light Company - 2016 Information Statement |	13

Corporate Governance

The Governance Committee is responsible for reviewing and approving all material transactions with any related person. This obligation is set forth in the Governance Committee charter.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also distribute questionnaires to directors, executive officers and others within the Company to identify related party transactions for purposes of meeting accounting and disclosure requirements under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 850. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. Our code of conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their supervisor or the Company’s Compliance Officer.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and we encourage them to avoid situations that present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. In addition, we are prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

No Material Related Person Transactions During FY 2015

There were no material related person transactions during FY 2015 and no transactions were considered or reviewed for approval in connection with our Related Person Transactions Policy.

Relationship to WGL Holdings

The directors of Washington Gas also serve as directors of its parent company, WGL Holdings. The directors serve on the same committees of each board of directors. In general, the

Board meetings of WGL Holdings and Washington Gas are held consecutively.

Communications with the Board

Shareholders and all other interested parties may send communications regarding financial accounting, internal accounting controls, auditing, code of conduct or other concerns to non-management Board members by using the toll-free number established for such purposes, which is 1-800-249-5360.

14 |	Washington Gas Light Company - 2016 Information Statement

Director Compensation

DIRECTOR COMPENSATION

Cash compensation for non-employee directors’ service on the Boards of WGL Holdings and Washington Gas during FY 2015 consisted primarily of an annual retainer. Non-employee directors also received an annual equity award of WGL Holdings common stock under the WGL Holdings Directors’ Stock Compensation Plan, as amended (the “Directors’ Stock Plan”). Mr. McCallister, our Chairman and CEO, does not receive compensation for his service as a director.

Director Annual Retainer and Meeting Fees

Non-employee directors receive an annual cash retainer (paid quarterly), which is paid by Washington Gas. Directors were offered the opportunity to receive all or a portion of their cash compensation (including annual retainer and additional fees described below) on a deferred basis under the WGL Holdings and Washington Gas Deferred Compensation Plan for Outside Directors, which is described below under the heading “Director Deferred Compensation Plan.”

Every other year, the Board evaluates the competitiveness of the Company’s outside director compensation program relative to peer companies. Based on this evaluation, beginning in FY 2015, the Board increased the annual cash retainer fee and eliminated meeting fee payments until after the tenth Board meeting.

The table below presents the FY 2015 cash compensation arrangements for non-employee directors of the Company.

CASH COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS IN FY 2015

Description of fees paid to non-employee Directors(1)	Washington Gas Dollar Amount	WGL Holdings Dollar Amount
Annual cash retainer (paid on a quarterly basis)	$85,000	$0
Meeting fees(2):
On days when both Boards meet	$1,000	$500
On days when both committees meet	$1,000	$500
On days when only one Board meets	$1,200	$1,200
On days when only one committee meets	$1,200	$1,200
Each day a director attends a director education program	$1,000	$500
Annual retainer to committee chairmen:
HR Committee	$12,500	$0
Audit Committee	$15,000	$0
Governance Committee	$7,500	$0
Lead Director annual retainer(3)	$20,000	$0

(1)	Allocation based on approximate time required for Board responsibilities for each company (1/3 WGL Holdings; 2/3 Washington Gas).

(2)	Paid after the tenth Board meeting. In FY 2015, there were eight Board meetings, so no meeting fees were paid.

(3)	In accordance with our Corporate Governance Guidelines, the Chairman of the Governance Committee simultaneously serves as Lead Director. The compensation for the Lead Director is separate from and in addition to the compensation for the Chairman of the Governance Committee even though these positions are simultaneously held by the same person. This policy underscores the importance of each respective position.

Washington Gas Light Company - 2016 Information Statement |	15

Director Compensation

Directors’ Stock Plan

Pursuant to the terms of the Directors’ Stock Plan, shares of WGL Holdings common stock are awarded to each non-employee director annually. The amount of WGL Holdings common stock awarded to each non-employee director for 2015 was equal to $90,000 in value, except that Mr. Beasley was awarded common stock equal to $74,546 in value for a partial year of service. The Directors’ Stock Plan is administered by the HR Committee. Employee directors are not eligible to participate in this plan. The shares of common stock awarded under the plan are immediately vested and non-forfeitable. The Directors’ Stock Plan is unfunded and will expire on March 4, 2020, if not previously terminated by the Board or by shareholders.

The table below presents information regarding the total compensation paid to non-employee directors during FY 2015.

COMPENSATION PAID TO DIRECTORS IN FY 2015

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(2) ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Michael D. Barnes	$121,500	$90,000	$0	$0	$0	$0	$211,500
Stephen C. Beasley(3)	$49,126	$74,547	$0	$0	$0	$0	$123,673
George P. Clancy, Jr.	$100,000	$90,000	$0	$0	$71,405	$0	$261,405
James W. Dyke, Jr.	$86,500	$90,000	$0	$0	$0	$0	$176,500
Nancy C. Floyd	$85,000	$90,000	$0	$0	$0	$0	$175,000
Linda R. Gooden	$92,500	$90,000	$0	$0	$7,288	$0	$189,788
James F. Lafond	$102,000	$90,000	$0	$0	$93,612	$0	$285,612
Debra L. Lee	$91,250	$90,000	$0	$0	$0	$0	$181,250
Dale S. Rosenthal	$95,500	$90,000	$0	$0	$3,151	$0	$188,651

(1)	On January 2, 2014, each of the non-employee directors other than Mr. Beasley received an award of 1,648 shares of WGL Holdings common stock in accordance with the terms of the Directors’ Stock Plan. On March 13, 2015, Mr. Beasley received an award of 1,410 shares of WGL Holdings common stock in accordance with the terms of the Directors’ Stock Plan. The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 was $54.62 per share, except that the grant date fair value of the equity award to Mr. Beasley was $52.87 per share. For a discussion of assumptions and methodologies used to calculate the amounts in column (c), see Note 11 (Stock-Based Compensation) to the Washington Gas financial statements, included as part of the Company’s 2015 Annual Report on Form 10-K filed with the SEC on November 19, 2015.

(2)	Amounts in this column only reflect earnings on non-qualified deferred compensation. Mr. Barnes is the only director that has any retirement benefits. As described below under “Director Retirement Plan,” Mr. Barnes’ retirement benefits are frozen and, therefore, there is no change in value.

(3)	Stephen C. Beasley joined the Board on March 3, 2015.

Non-Employee Director Compensation Decisions

All non-employee directors are compensated in accordance with the terms of our director compensation program. Usually, the Board reviews the level of compensation it receives for its service every two years. In connection with this review, Meridian conducts a director pay review survey to identify board compensation practices of companies in the total compensation peer group. The Board takes this survey information into consideration when determining the meeting fees, retainers and other forms of compensation it will be paid. The most recent study was conducted during FY 2014, and the results of that study were taken into consideration to set director compensation for FY 2015.

The Board may take action at any time to amend the amount or type of compensation it receives. Directors who are employed by the Company do not receive compensation for their role as a director. The executive officers of the Company do not have a role in determining or recommending the amount or form of compensation received by directors. Other than conducting the director pay review previously mentioned, Meridian has no role in determining the compensation of the Board.

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Director Compensation

Director Deferred Compensation Plan

Non-employee directors of the Company are eligible to defer up to 100% of their cash Board compensation under the WGL Holdings and Washington Gas Light Company Deferred Compensation Plan for Outside Directors, as amended and restated (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of annual Board and committee cash retainers, Board and committee meeting fees, and fees for attending director education programs. Deferrals are set at percentage increments of 10%. Interest is earned on deferred amounts, compounded quarterly.

The interest rate on amounts deferred on or after January 1, 2013 is equal to the weighted average interest rate of all of the outstanding debt of WGL Holdings and its subsidiaries, including Washington Gas, because, in any one year, the liability that we and WGL Holdings have to directors is a consolidation of fees deferred over a number of years by directors. Therefore, the funds displace other long-term borrowings that we and WGL Holdings would have otherwise utilized. The interest rate earned on compensation deferred after January 1, 2013 is determined on January 1 each year. The applicable interest rate for calendar year 2016 is 5.08%. The interest rate on amounts that were deferred prior to January 1, 2013 is equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year.

Directors may elect to defer distribution of their compensation for a minimum period of one year following the end of the year in which compensation is deferred or until the director’s retirement from the Board. Deferred compensation may be distributed earlier than the time period specified by a director in the event of the director’s retirement, disability, death or upon the occurrence of a severe financial hardship. Directors may elect to receive payment of deferred amounts in a lump sum or in equal annual installments up to a ten-year period. Directors must elect the time and method of distribution at the same time they submit a deferral application. Payments commence within 30 days of the event that triggers payout.

The amount of early withdrawals or accelerated payments made in connection with a severe financial hardship is limited in accordance with applicable tax laws. The administrator of the Director Deferred Compensation Plan has the sole discretion to determine whether such an early withdrawal or accelerated payment in the event of a severe financial hardship will be permitted.

Director Retirement Plan

A retirement plan for non-employee directors of Washington Gas, which was originally adopted in 1995, was terminated by the board of directors of Washington Gas effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date. Of the current directors, only Mr. Barnes has vested benefits under this plan. These benefits are frozen and will be paid out in a fixed amount of $10,200 per year to Mr. Barnes for a ten-year period commencing after his retirement from the Board.

Donations to Civic Organizations and Charities

Washington Gas has a long-standing tradition of supporting charitable and civic organizations within the Washington, DC metropolitan area by contributing financial donations and employee volunteer resources. None of these donations in FY 2015 were made in the name of a director of Washington Gas.

Board Stock Ownership Guidelines

The Board has established stock ownership guidelines pursuant to which each Board member should own shares of WGL Holdings having a value of at least five times the amount of his or her annual cash retainer (i.e., at least $425,000 during FY 2015). New directors have five years from the date of their election to the Board to acquire this level of ownership. Based on the closing price of the common stock of WGL Holdings on January 4, 2016, each of the directors was in compliance with the stock ownership guidelines as of that date.

Washington Gas Light Company - 2016 Information Statement |	17

Beneficial Ownership

BENEFICIAL OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

Ownership of Washington Gas Voting Equity Securities
As of January 19, 2016, Washington Gas had outstanding 46,479,536 shares of common stock, all of which were owned by WGL Holdings.

As of January 19, 2016, Washington Gas had outstanding the following shares of preferred stock:

•	150,000 shares of Serial Preferred Stock, $4.80 Series;

•	70,600 shares of Serial Preferred Stock, $4.25 Series; and

•	60,000 shares of Serial Preferred Stock, $5.00 Series.

To the knowledge of Washington Gas, based on the most recent publicly available information at the time of the preparation of this information statement, no person was the beneficial owner of more than five percent of the shares outstanding of any series of preferred stock.

As of January 19, 2016, no shares of common stock or preferred stock of Washington Gas were held by any director, nominee for election as a director, or executive officer of Washington Gas.

Management Ownership of WGL Holdings Common Stock

The following table sets forth the information as of January 4, 2016, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table in this information statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of WGL Holdings outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Vincent L. Ammann, Jr. (2)	37,414
Michael D. Barnes	15,187
Stephen C. Beasley	2,839
Gautam Chandra	24,224
Adrian P. Chapman	63,060
George P. Clancy, Jr.	23,561
James W. Dyke, Jr.	10,328
Nancy C. Floyd	10,197
Linda R. Gooden	6,653
James F. Lafond	20,052
Debra L. Lee	13,391
Terry D. McCallister	100,670
Dale S. Rosenthal(3)	4,447
Leslie T. Thornton	5,153
All directors, nominees and executive officers as a group (24 people):	428,394

(1)	Except as noted below and except for 14,052 shares held indirectly by executive officers through our 401(k) Plan (discussed below), all shares are directly owned by persons shown in this table. None of the individuals listed above nor any other executive officers own stock options.

(2)	Includes 600 shares held by Mr. Ammann’s children who share Mr. Ammann’s residence, of which Mr. Ammann disclaims beneficial ownership of 300 shares.

(3)	Includes 800 shares held by the Robert Rosenthal Marital Trust.

18 |	Washington Gas Light Company - 2016 Information Statement

Beneficial Ownership

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of securities ownership and changes in such ownership with the SEC. Based on our records and information, we believe that all persons required to file such forms have done so during FY 2015.

Washington Gas Light Company - 2016 Information Statement |	19

Human Resources Committee Report

HUMAN RESOURCES COMMITTEE REPORT*

The following Compensation Discussion and Analysis section has been prepared by the management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the HR Committee.

The HR Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this information statement. Based upon this review and its discussions, the HR Committee recommended to the Board that the following Compensation Discussion and Analysis section be included in this information statement.

HUMAN RESOURCES COMMITTEE

James F. Lafond (Chairman)

Stephen C. Beasley

George P. Clancy, Jr.

James W. Dyke, Jr.

Linda R. Gooden

* Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

20 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the principles underlying our executive compensation programs and the key executive compensation decisions that were made for FY 2015, including the most important factors relevant to those decisions. This CD&A is intended to provide additional context and background for the compensation earned by and awarded to the following officers, whom we refer to as the Named Executive Officers, for FY 2015, as reported in the Summary Compensation Table that follows this discussion:

Name	Title
Terry D. McCallister	Chairman of the Board and Chief Executive Officer
Vincent L. Ammann, Jr.	Senior Vice President and Chief Financial Officer
Adrian P. Chapman	President and Chief Operating Officer
Gautam Chandra	Senior Vice President, Strategy, Business Development and Non-Utility Operations
Leslie T. Thornton	Senior Vice President, General Counsel and Corporate Secretary

The Named Executive Officers of Washington Gas hold corresponding positions at WGL Holdings, and the HR Committee of Washington Gas has the same composition as the HR Committee of WGL Holdings. Decisions of the HR Committee relating to the compensation of the Named Executive Officers are made on the basis of the Named Executive Officers’ contributions to, and the performance of, WGL Holdings and its consolidated subsidiaries including Washington Gas. Accordingly, this Compensation Discussion and Analysis is written from the perspective of WGL Holdings. References in this Compensation Discussion and Analysis to the “Company,” “we,” “us,” and “our” are to WGL Holdings and its consolidated subsidiaries, unless specifically indicated otherwise.

Program Highlights

Our executive compensation program is market-based, performance-oriented and reasonable, as evidenced by the following:

•	Our pay philosophy is conservative, both before and after giving effect to program changes implemented for FY 2016.

	o	We have no employment contracts with executives and no guaranteed pay other than base salary.

	o	Each component of our program is targeted at the size-adjusted 50th percentile of the utilities marketplace. Use of a utilities market rather than general industry results in lower market benchmarks.

	o	The HR Committee’s consultant size-adjusts the market data to be appropriate based on our revenues relative to the total compensation peer group. The market capitalizations of peers do not impact the market data we develop for use in pay decisions.

	o	Executive perquisites are few and have low value.

•	Our actual pay opportunities are moderate and are aligned with our utility peers.

	o	Our FY 2015 target total compensation opportunities for Named Executive Officers were within 1% of market in the aggregate.

	o	We take retirement benefits into account when comparing target total compensation to the size-adjusted 50th percentile. That is, if retirement benefits are above-market, we reduce long-term incentive opportunities to offset them.
•	Our short-term incentive (“STI”) program has had moderate actual payouts and is regarded favorably by our regulators.

	o	The plan pays a maximum of 150% of target.

	o	The factor that relates to the Company’s performance, which we refer to as the Corporate Factor, was 130% of target for FY 2015 and has averaged 108.3% of target for the past three fiscal years.

	o	Our design, which uses 15 performance measures, achieves favorable regulatory treatment due to its high customer orientation by focusing on the delivery of safe, reliable and reasonably priced natural gas service. We believe that favorable regulatory treatment reflects the fact that our plan adds value for all of our stakeholders, including shareholders
.
•	Our long-term incentive (“LTI”) plan is entirely performance-based and has paid zero or below target for three of the past four periods.

	o	Our performance share and performance unit payouts depend on how our 3-year total shareholder return (“TSR”) compares to that of utilities deemed most like us. The measure is intended to be a proof of our business strategy and our execution of it.

	o	The value to our employees of vesting performance shares increases or decreases in direct proportion to the appreciation or depreciation of our shares over the performance period.

	o	We have not granted solely time-based restricted stock since 1996 or stock options since 2006.

Washington Gas Light Company - 2016 Information Statement |	21

Compensation Discussion And Analysis

Historical Say-on-Pay Results and Executive Compensation Program Changes

Historical Say-on-Pay Vote Results and Shareholder Engagement

At the Washington Gas and WGL Holdings 2015, 2014 and 2013 annual meetings, shareholders had the opportunity to cast an advisory vote regarding our executive compensation program, i.e., a “say-on-pay” vote. The results at Washington Gas were 100% favorable each year. The vote results at WGL Holdings were 83% favorable in 2015, 84% favorable in 2014 and 96% favorable in 2013.

In 2014, we met with eight of WGL Holdings’ largest institutional shareholders representing in aggregate approximately 29% of its outstanding common stock in order to better understand the decrease in its 2014 say-on-pay vote results compared to 2013. The investors with whom we spoke generally did not express concerns about the size of our actual payouts, the structure of our pay practices, the link between pay and performance or our methods for determining market-based compensation targets. Some shareholders suggested that we incorporate a second performance metric in our long-term incentive program to strengthen our ability to attract and retain talent, and some shareholders requested that we expand our disclosure. Meanwhile, our compensation consultant advised us that the scale of our TSR-based performance plan was stricter than a broad market median, and that our program was more performance-based than market given that it contained no grants of time-based equity awards.

For those reasons, for FY 2015 we made a change to our long-term incentive program. To match the median design of TSR-based performance plans at S&P 500 companies, we changed the lowest TSR percentile at which payouts could be made from 30th percentile to 25th percentile. We then added a dividend growth standard that applies if TSR is below the 25th percentile, which, if met, will result in a payout of 25% of target. In addition, we expanded our disclosures regarding the link between our STI performance metrics and our long-term strategic goals, the evaluation of our annual corporate scorecard results for the purpose of determining STI payouts and our selection of the total compensation peer group and the long-term incentive peer group.

FY 2016 Program Changes

WGL Holdings’ say-on-pay vote results in 2015 were effectively unchanged from the 2014 vote. Accordingly, we reexamined and significantly revised our executive compensation program in FY 2015, with most changes effective beginning in FY 2016.

These changes are summarized in the table below. Note that, with the exception of the information set forth in this sub-section or as specifically noted, this CD&A discusses only our executive compensation program for FY 2015.

22 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

SUMMARY OF CHANGES TO EXECUTIVE COMPENSATION PROGRAM

Concerns Raised by Investors and Proxy Advisers	Key Changes			Effective
Overly Large Companies in Total Compensation Peer Group	Eliminated five largest companies from total compensation peer group			FY 2016
Discretionary STI Plan	Moved to a formulaic plan with specific weightings applied to corporate scorecard goals			FY 2016(1)

HR Committee retains negative discretion

Designed to continue to achieve favorable regulatory treatment
Single Performance Measure for	Broadened LTI program to include two new metrics (25% weight each):			FY 2016
LTI Awards	Added performance units based on Return on Equity (ROE) Ratio			Awards(2)

	ROE Ratio =	Average consolidated ROE(3)
Weighted average allowed utility ROE

Payout occurs on a Sliding Scale:

		ROE Ratio	Payout
	Maximum	120% or greater	200% of Target
	Target	100%	100% of Target
	Threshold	90%	50% of Target

Added performance shares based on dividend coverage

Earnings per share(3) must exceed dividends per share (all-or-nothing vesting with no upside)

Reduced TSR-based performance units and performance shares to 50% of grants (25% weight each).

Eliminated payout for dividend growth below lowest TSR performance
Single-Trigger Vesting on Change in Control for 50% of LTI Awards	Moved to double-trigger change in control vesting for all LTI awards			FY 2016 Awards
Grandfathered Excise Tax Gross-Ups	All excise tax gross-ups will be eliminated in September 2018 if no change in control has occurred or is pending			FY 2019
CEO Ownership Guideline of 3x Base Salary	Increased CEO Ownership Guideline to 5x base salary			Immediately

(1)	Formula also used to determine STI payouts for FY 2015.
(2)	Grants made October 2015.
(3)	Subject to non-GAAP adjustments.

Washington Gas Light Company - 2016 Information Statement |	23

Compensation Discussion And Analysis

FY 2015 in Review

WGL Holdings and its subsidiaries, including Washington Gas, achieved significant financial, business and operational successes in FY 2015, as set forth below.

FY 2015 Financial and Operating Highlights

•	WGL Holdings generated record operating earnings* for FY 2015 of $158.2 million, an improvement of $19.2 million over operating earnings of $139.0 million for FY 2014, and reported net income applicable to common stock of $131.3 million for FY 2015, compared to $105.9 million for FY 2014.

•	WGL Holdings established 22 new stock intra-day trading highs during the fiscal year.

•	WGL Holdings increased its annual dividend by nine cents, a 5% increase, to $1.85 per share. This marks the 39th consecutive year that the Company has increased the dividend on its common stock.

•	In March 2015, WGL Holdings communicated expectations for growth in operating earnings per share* over the next five years of between 7% and 10%. This growth is expected to be balanced across the Company’s business segments and is expected to be driven by energy infrastructure investments that will generate predictable revenue streams. Operating earnings per share increased by $0.48 per share from $2.68 in FY 2014 to $3.16 in FY 2015, an increase of 17.9%. Net income per share increased from $2.05 to $2.62.

•	WGL Holdings’ wholly-owned subsidiary, WGL Midstream, entered into an agreement to sell up to 430,000 Dth/day of natural gas over 20 years to GAIL Global (USA) LNG LLC (a subsidiary of GAIL (India) Limited), India’s leading Natural Gas company), commencing with the in-service date of the Cove Point LNG export facility.

•	WGL Midstream acquired a 7% interest in the Mountain Valley Pipeline project, a 300-mile long pipeline that is expected to have a capacity of 2 Bcf/day and that will move gas from the Marcellus and Utica shale plays to markets in the Southeast and Mid-Atlantic regions. WGL Midstream will also be a shipper on the pipeline and will purchase a significant amount of natural gas as part of the agreement.

•	WGL Holdings entered into multi-million dollar agreements related to renewable energy in FY 2015, continuing to add new solar energy and fuel cell projects to its portfolio. As of September 30, 2015, WGL Holdings’ portfolio consists of over 104 megawatts of installed solar capacity and 4 megawatts of installed fuel cell capacity. An additional 40 megawatts of distributed generation is currently under contract or in construction.

•	Washington Gas experienced record cold weather in its territories, recording seven of its top 25 days of gas send-out in FY 2015 and achieving record single day send-out of 1.672 million dekatherms on February 19, 2015. The Washington Gas distribution system operated safely and continuously during these extreme conditions.

•	Washington Gas added over 12,000 new meters within its service territory, which we believe demonstrates the Company’s successful marketing and sales efforts.

•	Company employees and their families volunteered more than 12,800 hours of their time to a variety of community service projects in the Washington DC metropolitan area.

•	WGL Holdings is on track to achieve its 2020 goals to reduce fleet and facility emissions by 70 percent (compared to 2008) and to decrease emissions by 18 percent (measured from a 2008 baseline) for each therm of gas delivered.

* Operating earnings and operating earnings per share are financial measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). See Appendix A of this information statement for a reconciliation to the nearest comparable measures presented in accordance with GAAP.

24 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

What We Pay and Why: Elements of Compensation

We have three main elements of direct compensation: base salary, annual incentive and long-term equity compensation. The majority of direct compensation for our Named Executive Officers is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest business-related perquisites. The dashboard below provides a snapshot and describes why we provide each element.

COMPENSATION DASHBOARD

TOTAL DIRECT COMPENSATION*

*	Chart depicts the relative percentages of each element of direct compensation for the Named Executive Officer as a group. The relative percentages of each element of direct compensation will vary for each Named Executive Officer.

OTHER ELEMENTS OF COMPENSATION

BENEFITS		PERQUISITES		RETIREMENT PROGRAMS

•	Provide a safety net to protect against financial catastrophes that can result from illness, disability or death.	•	We believe the benefit the Company receives from providing perquisites significantly outweighs the cost of providing them.	•	Provide for basic retirement needs and serve as an additional means to attract and retain employees.

•	Includes medical, dental, disability, life insurance and severance plans.	•	Additional detail and the business rationale for each perquisite are described on page 38.	•	Include pension plans, retirement savings plans and deferred compensation plans.

•	Named Executive Officers generally participate in the same benefit plans as the broader employee population.			•	For additional details, see “Retirement Benefits” beginning on page 36.

Washington Gas Light Company - 2016 Information Statement |	25

Compensation Discussion And Analysis

Objectives of Executive Compensation Program

Our executive compensation program is intended to achieve the following fundamental objectives:

•	attract and retain qualified executives;

•	focus executives’ attention on specific strategic and operating objectives of WGL Holdings and its subsidiaries, including Washington Gas;

•	align executives’ interests with the long-term interests of WGL Holdings’ shareholders; and

•	align management’s interests with the customers of Washington Gas by rewarding the provision of a safe and reliable gas supply to customers at a reasonable cost, and align management’s interests with the customers of WGL Holdings’ non-utility entities and the communities in which we operate.

To accomplish these objectives, the HR Committee provides the Named Executive Officers competitive total compensation opportunities based on the size-adjusted 50th percentile of the range of compensation paid by similar utility industry companies for positions of similar responsibility. Actual pay reflects the short and long-term performance of WGL Holdings and its subsidiaries, and each individual’s performance.

Elements of Executive Compensation Program

For FY 2015, our compensation program for our executive officers, including the Named Executive Officers, consisted of several compensation elements, each of which is discussed in more detail below. Each element of the executive compensation program is structured to help achieve one or more of the compensation objectives described above. Decisions with respect to one element of pay generally do not impact other elements of pay, with the exception that above-market retirement benefits reduce LTI opportunities so that total target compensation remains near market compensation.

A significant percentage of total compensation is allocated to incentives, both short-term and long-term. Short-term incentives focus on internal performance measures and goals that we set each year, and are paid in cash. Long-term incentives focus on our TSR relative to our peers and are denominated in and paid in a combination of stock and cash.

There is no pre-established policy or target for the allocation between cash and non-cash compensation or between short-term and long-term compensation. Rather, the HR Committee uses market data and its business judgment to determine the appropriate level and mix of incentive compensation.

Analysis

Key Analytic Tools

The HR Committee uses specific analytic tools and its seasoned business judgment to form recommendations and decisions regarding executive compensation matters. To facilitate the HR Committee’s decision-making process for FY 2015, the HR Committee’s independent executive compensation adviser, a partner at Meridian Compensation Partners, LLC (“Meridian” or “the adviser”) prepared an executive compensation market study including a comparison of our retirement benefits to market, compensation tally sheets for each executive, pay and performance comparisons, an incentives risk evaluation and information on executive compensation trends. These materials were delivered to the HR Committee members in advance of HR Committee meetings and were the subject of discussion between HR Committee members and the adviser.

In addition, the HR Committee received and considered comprehensive reports from management on corporate and individual executive performance. Corporate performance was discussed with the HR Committee at the time that our financial results for FY 2015 were being released to the public. The HR Committee considered our corporate performance as measured by our reported financial results for FY 2015 and by the corporate scorecard for FY 2015.

Although specific weightings were not assigned in advance to each corporate scorecard goal for FY 2015, the HR Committee decided that it was appropriate to apply the methodology and weightings that it approved for FY 2016 to evaluate corporate performance for FY 2015. Thus, the FY 2016 methodology that was approved by the HR Committee was effectively implemented a year early. There were 15 items on the corporate scorecard for FY 2015. Details regarding the targets and results for our corporate scorecard are reported elsewhere in this CD&A.

Individual performance of our Named Executive Officers is measured each year by the HR Committee and our management. Several specific individual performance factors, described elsewhere in this information statement, were considered by the HR Committee. The HR Committee members also have direct knowledge of the performance of several of the executives through regular and special reports by these executives to the Board and Board committees. Our Chairman and CEO discusses the performance of our other executives in detail with the HR Committee.

26 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

Human Resources Committee Decisions

The HR Committee sets the compensation for the Chief Executive Officer and makes compensation recommendations to the full Board for the other Named Executive Officers and certain other senior executives. The following describes the basis on which the HR Committee made decisions and recommendations for FY 2015.

Market Data and Total Compensation Peer Groups

Our philosophy is to provide pay opportunities for each component of pay and for total compensation at the size-adjusted 50th percentile of the utilities market. During FY 2014, in support of compensation decisions for FY 2015, the adviser collected and analyzed comprehensive market data on base salary, short and long-term incentives, and the sum of those components. The adviser separately analyzed the market competitiveness of our executive retirement benefits and the prevalence of perquisites.

To develop market information for our executive officers, including the Named Executive Officers, the adviser determined compensation opportunities for comparable positions at comparable companies of comparable revenue size, using statistical techniques to adjust the market data to be appropriate for our particular revenue size. The adviser used all relevant available data for comparable positions in the total compensation peer group. The relative market capitalizations of the Company and our peers do not impact the development of the market benchmarks, given that the adviser uses regression analysis based on revenues to size-adjust the data. The elements of pay were benchmarked both individually and in total to the same peer companies.

The total compensation peer group used in the market study that supported our FY 2015 pay decisions is shown below. The list is subject to change each year depending on the availability of the companies’ data through the Aon Hewitt Total Compensation Measurement database (used by the adviser for FY 2015), and the continued appropriateness of the companies. All companies were chosen because they are utility companies in a size range reasonably near WGL Holdings. While we periodically review market data of general industry companies, which is generally higher than that of utilities, these data historically have not impacted our actual pay levels or practices.

The total compensation peer group is not the same as the long-term incentive peer group described on page 34. The total compensation peer group is intended to benchmark the market compensation for executives in comparable positions and is constrained by the availability of data in the compensation database used. In contrast, the long-term incentive peer group is selected to benchmark share performance as measured by TSR for comparable investment opportunities and is not constrained by database participation.

FY 2015 TOTAL COMPENSATION PEER GROUP

AGL Resources Inc.	DTE Energy Company	One Gas, Inc.
ALLETE, Inc.	Integrys Energy Group, Inc.	Piedmont Natural Gas Company, Inc.
Alliant Energy Corporation	Laclede Group, Inc.	Pinnacle West Capital Corporation
Ameren Corporation	MGE Energy, Inc.	Public Service Enterprise Group
Atmos Energy Corporation	New Jersey Resources Corporation	SCANA Corporation
Black Hills Corporation	Northeast Utilities	Sempra Energy
Centerpoint Energy, Inc.	Northwest Natural Gas Company	South Jersey Industries, Inc.
Cleco Corporation	Northwestern Corporation	Southwest Gas Corporation
Chesapeake Utilities Corporation	OGE Energy Corporation	UIL Holdings Corporation
Consolidated Edison	Pepco Holdings, Inc	Vectren Corporation

Some of the companies in the above total compensation peer group are considerably larger than WGL Holdings. We included them in order to have the widest possible data sample. As noted above, we size-adjusted the results to be appropriate to WGL Holdings’ revenues size.

As illustrated in the chart below, a 50th percentile “line of best fit” was drawn through the data, and the compensation level on the line that corresponded to our revenues size was treated as the “market” for purposes of setting compensation.

Washington Gas Light Company - 2016 Information Statement |	27

Compensation Discussion And Analysis

ILLUSTRATIVE REGRESSION ANALYSIS: CEO TARGET TOTAL CASH COMPENSATION FOR FY 2015

The graph below exhibits the determination of the size-adjusted 50th percentile, or “market”, total cash compensation (corresponding to base salary plus target STI compensation)

for the Chief Executive Officer position for FY 2015 compensation based on compensation data from the total compensation peer group:

Market Percentile for Target Pay and Pay Changes for FY 2015

Target pay levels of the Named Executive Officers and our other executive officers in FY 2015 and in prior years were set at a level approximately equal to the size-adjusted 50th percentile of the utility market for officers of similar experience and responsibility. The HR Committee utilized comprehensive executive compensation data provided by its adviser to determine these market levels, which were then used to establish compensation levels for all of our officers. This approach places base salaries at overall market rates for base pay, and creates the opportunity for each officer to achieve, exceed or fall short of total target compensation through incentive pay. This continuing practice is designed to provide an incentive to achieve higher levels of performance by the officers. We believe this practice also aligns the interests of the officers of WGL Holdings and Washington Gas with the interests of shareholders, customers and the communities in which our businesses operate.

The market data demonstrated a higher level of base pay and incentive opportunities for the Chairman and CEO position as compared to other executive officers. Therefore, the HR Committee granted Mr. McCallister higher levels of target pay than other officers.

Mr. McCallister, our Chairman and CEO, made specific recommendations for FY 2015 salary adjustments for all officers except himself, considering the data provided by the HR Committee’s adviser on industry compensation levels, the scope of each Named Executive Officer’s role, and the Named Executive Officer’s sustained individual performance, results and time in position. These recommendations were presented to the HR Committee for discussion and recommendation to the Board at the September 19, 2014 HR Committee meeting and were effective October 1, 2014.

The HR Committee met with its adviser in executive session at that meeting to consider Mr. McCallister’s base salary and target incentives for FY 2015, which it has sole authority to approve. In September 2014, the HR Committee increased Mr. McCallister’s base salary by $24,000 (3.0%), with no increase to STI or LTI percentage opportunities.

FY 2015 target pay opportunities for all executive officers were established based on considerations of market data and internal pay equity – that is, the relationship of target award opportunities of the Named Executive Officers with those of other officers at the same level in the Company. As a result of these changes, target pay opportunities for the Named Executive Officers ranged from -9% to +10% compared to market, after including the retirement benefits available to each Named Executive Officer. For all Named Executive Officers, above-market retirement benefits served to decrease the LTI grants made, in order to be at or below market for all compensation elements.

The base salary that was paid to each Named Executive Officer for FY 2015 is the amount reported for such officer in column (c) of the Summary Compensation Table that appears later in this information statement. STI target opportunities and the target payout for performance units under the LTI program are reflected in column (d) of the Grants of Plan-Based Awards Table that appears later in this information statement, and target payouts for performance shares under the LTI program (denominated in the number of shares to be issued) are reflected in column (g) of the Grants of Plan-Based Awards Table.

28 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

Short-Term Incentive Compensation

Purpose of Short-Term Incentives

The STI program is designed to reward the level of performance of officers of WGL Holdings and its subsidiaries. We choose to pay it to encourage higher annual corporate and individual performance.

Short-Term Incentive Awards

The FY 2015 STI program set target percentages of base salary that could be earned for the achievement of corporate and individual performance goals. Payouts could be higher or lower than target depending on FY 2015 corporate and individual performance, ranging from 0% to 150% of target per the scale below.

Item	Corporate	Individual	Total
Weighting	75%	25%	100%
Corporate or Individual Factor, as applicable	maximum 1.5	maximum 1.5	—
Individual Factor applied again to the corporate portion	maximum 1.0	—	—
Maximum payout as % of target	112.5%	37.5%	150%

The amounts listed in columns (c), (d) and (e) of the “Grants of Plan-Based Awards” table in this information statement show the potential range of STI cash awards for FY 2015 for each Named Executive Officer.

Notwithstanding the above, payment of any STI for FY 2015 was conditioned upon the Company exceeding a threshold for consolidated non-GAAP return on equity for the year. The Company determined consolidated non-GAAP return on equity by adjusting GAAP net income for certain operating earnings and/ or losses (non-GAAP adjustments). This amount was then divided by average GAAP equity, as adjusted for items included as non-GAAP adjustments. The non-GAAP return on equity goal was established by the HR Committee at the beginning of the fiscal year in relation to the expected earnings forecast for that year.

At its September 19, 2014 meeting, the HR Committee set FY 2015 target STI award opportunities for each Named Executive Officer at or near the size-adjusted 50th percentile of the market data provided by the HR Committee’s adviser. It also approved FY 2015 performance goals and targets that governed payout under the plan.

FY 2015 Corporate Performance

The corporate performance goals making up our FY 2015 corporate scorecard recognize that shareholders in a regulated utility achieve their investing objectives when customers are well-served through efficient operations. The Company’s FY 2015 performance goals included multiple metrics in eight corporate performance categories related to: rewarding investors, safe delivery, customer value, performance improvement, supplier diversity, sustainability, employer of choice and reliable supply.

As noted above, for FY 2016, the HR Committee approved a formulaic calculation, involving the assignment of specific weightings for each corporate scorecard goal, for determining the Corporate Factor. Although these weightings and this methodology were not in effect at the beginning of FY 2015, the HR Committee in its discretion decided that it was appropriate to apply this methodology to determine the Corporate Factor for FY 2015. Under this methodology, each scorecard goal is assigned a specific percentage weighting (which collectively total 100%). An indicative corporate factor is then determined as follows (using straight line interpolation between the values indicated):

Percent Met or Exceeded (by weighting)	Indicative Corporate Factor
At least 95%	1.5
70%	1.0
50%	0.6
Less than 50%	0.0

Washington Gas Light Company - 2016 Information Statement |	29

Compensation Discussion And Analysis

In most cases, the indicative corporate factor will be the Corporate Factor. However, the HR Committee retains discretion to reduce the Corporate Factor (including to set the Corporate Factor at zero) as it deems appropriate. The HR Committee might exercise this negative discretion, for example, if the Company’s financial performance for the fiscal year was significantly below expectations or if the Company’s performance was otherwise substantially below expectations in a way that was not adequately reflected by the application of this methodology.

The corporate scorecard goals measure the results of short-term activities that drive the long-term strategic objectives of the Company. The performance targets are intended to challenge the Company and its executive officers to achieve significant accomplishments in each of these areas. Set forth below are the FY 2015 performance goals and a brief discussion of the relationship between each goal and stockholder interests.

Reward Investors. This category includes a goal for utility return on equity (“ROE”) and a goal for non-utility earnings. Our utility ROE performance goal measures the ability of our natural gas utility business to earn the weighted average ROE allowed by our three regulatory commissions in the District of Columbia, Maryland and Virginia. Non-utility earnings is a measure of the ability of WGL Holdings to deliver earnings against our goals through non-utility activities. Both allowed utility ROE and non-utility earnings are measured on a non-GAAP basis.

Safe Delivery. This category includes an Employee Work Safety goal and a System Safety/Pipeline Integrity goal. The safe delivery of natural gas is fundamental to our business, is an essential foundation for sustainable success, and reflects our safety culture. Low employee injury rates reduce our costs due to injury (medical, worker’s compensation and costs associated with backfilling vacancies) and increases our employees’ availability for work. In addition, lower injury levels improve overall health and well-being, bolstering employee morale and retention. Our focus on system safety and pipeline integrity measures enables us to maximize the return on our system investments by (i) limiting emergency repairs and remediation, (ii) ensuring the system’s ability to serve existing customers reliably and meet the demands of meter growth, (iii) achieving favorable regulatory treatment, (iv) limiting liability and (v) helping to ensure that investments in our pipeline, such as investments in our accelerated pipe replacement programs, are eligible for regulatory cost recovery.

Customer Value. This category includes a “customer satisfaction” goal, a “new meter additions” goal, a customer engagement initiative goal and a customer information system goal. Customer satisfaction, based on surveys of customers who have interacted with us during the year, is a key measure of our success in delivering core services to our customers, and is critical to achieving positive regulatory treatment and growing our customer base. New meter growth is one of the principal drivers of revenue opportunity for our natural gas utility business. Our customer engagement initiative measures our success in building the marketing and sales capability required for us to compete effectively and to grow the WGL portfolio over the long term. Our customer information system (“CIS”) goal measures our success in implementing our new customer service and billing system, which includes mobile dispatch capability, on time and on budget. We expect the new system to improve the efficiency and effectiveness of our customer service operations and provide a platform for customer growth.

Performance Improvement. This category includes a goal relating to construction unit cost attainment and a goal relating to operation and maintenance (“O&M”) cost per customer. Construction unit cost attainment ensures that we are efficiently managing the direct costs of our construction projects. Managing our O&M cost per customer helps to ensure the efficiency of our operations as we maintain and grow the number of active customer meters.

Supplier Diversity. We have set significant goals to increase our spending with diverse-owned businesses. By supporting expanded opportunities for minority and women owned businesses, we increase competition and vendor options in the marketplace, which benefits the Company and the communities that we serve. These goals are consistent with commitments we have made to our regulators and demonstrate our continued commitment to promoting diversity.

Sustainability. This metric tracks our progress in achieving our 2020 Greenhouse Gas Reduction Goals and creating a culture and corporate processes that support their achievement. We believe this goal demonstrates our commitment to being a leading provider of clean energy solutions to our customers and reinforces our WGL Energy Answers brand position.

Employer of Choice. This category includes an employee engagement goal and a community involvement goal. We believe a high level of employee engagement improves employee performance, morale and retention, which lead to higher levels of customer satisfaction and, ultimately, to financial success. Our community involvement goal helps to ensure that our employees are connected to the communities they serve and improves customer relationships and loyalty.

Reliable Supply. Our system outage rate is a key performance metric for our utility operations. Low outage levels are fundamental to our business, and are essential to high customer satisfaction, favorable regulatory treatment and our ability to grow and create new revenue opportunities.

30 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

CORPORATE SCORECARD RESULTS IN FY 2015

The table below sets forth the Company’s performance against our performance goals, and indicates the relative weightings used to determine the Corporate Factor for FY 2015.

				Met or
	Corporate Goals	FY 2015 Target	FY 2015 Results	Exceeded?	Weighting
1.	Reward Investors(1)
	Utility ROE	Greater than or equal to the allowed utility ROE of 9.57%	10.5%	Yes	10%
	Non-Utility Earnings	Greater than or equal to 100% of targeted non-GAAP earnings levels from all non-utility operating subsidiaries	143.5%	Yes	10%
2.	Safe Delivery
	Employee Work Safety	Less than or equal to a DART (2) rate of 1.3	0.57	Yes	10%
	System Safety/Pipeline	Greater than or equal to 100%	107.8%	Yes	10%
	Integrity
3.	Customer Value
	Customer Satisfaction	Greater than or equal to 89%	89.3%	Yes	10%
	New meter additions	Greater than or equal to 14,500	12,099	No	5%
	Customer Engagement	Greater than or equal to 80%	100%	Yes	5%
	Initiative
	Customer Information System	Greater than or equal to 90%	101%	Yes	5%
4.	Performance Improvement
	Construction Unit Cost	Less than or equal to 100% of budget	67.8%	Yes	5%
	Attainment
	O & M Per Customer	Less than or equal $275	$281	No	5%
5.	Supplier Diversity	Greater than or equal to 20%	26.3%	Yes	5%
6.	Sustainability	Greater than or equal to 95%	95.6%	Yes	5%
7.	Employer of Choice			Yes	5%
	Employee engagement	Greater than or equal to national norm of 82%(3)	88%	Yes	5%
	Community involvement	Greater than or equal to 10,500 hours of community service by WGL employees and family	12,866	Yes	5%
8.	Reliable Supply
	System Reliability	Less than 60 outages per 100,000 meters	62.4 outages per 100,000 meters	No	5%
	Goals Met or Exceeded			12 out of 15	85%

(1)	Utility ROE is calculated by dividing net income of our utility segment (including Washington Gas and the operations of another subsidiary of WGL Holdings, Hampshire Gas Company), subject to certain non-GAAP adjustments, by the average common equity for the fiscal year, also subject to non-GAAP adjustments. Non-utility earnings is equal to the adjusted EBIT of our non-utility segments, which is defined as net income before interest and taxes, subject to non-GAAP adjustments for these segments. Our non-GAAP adjustments adjust for the accounting recognition of certain transactions based on at least one of the following criteria: (i) to better match the accounting recognition of transactions with their economics; (ii) to better align with regulatory view/recognition; (iii) to eliminate the effects of significant out of period adjustments or other significant items that may obscure historical earnings comparisons and that are not indicative of performance trends; and (v) other items which may obscure segment comparisons.

(2)	“DART” refers to Days Away/Restricted or Job Transfer.

(3)	“National norm” means the Towers Watson National Norm regarding participation in surveys.

For FY 2015, 12 of 15 scorecard goal targets, constituting 85% by weighting, were met or exceeded. Based on these results, on November 12, 2015, Mr. McCallister recommended, and the HR Committee approved, a Corporate Factor of 130% for FY 2015.

In November 2014, the HR Committee established a consolidated non-GAAP return on equity threshold of 9.6% for FY 2015. The Company’s actual FY 2015 non-GAAP return on equity was 12.4%, making the Named Executive Officers and other senior executives eligible to receive an STI award for FY 2015.

Washington Gas Light Company - 2016 Information Statement |	31

Compensation Discussion And Analysis

FY 2015 Individual Performance

Named Executive Officers had individual goals for FY 2015 which encompassed:

•	their contributions to meeting established corporate and departmental goals;

•	managing resources within established departmental budgets; and

•	effectiveness in areas of leadership, planning and teamwork.

After a comprehensive performance appraisal of each Named Executive Officer and a review of their individual achievements, contributions to the corporate scorecard results and personal effectiveness in leading their respective areas of responsibility, Mr. McCallister recommended an Individual Factor specific to each Named Executive Officer except for himself. The HR Committee discussed and approved the Individual Factors recommended by the CEO for these Named Executive Officers. In executive session, the HR Committee developed an Individual Factor of 1.5 for Mr. McCallister. The other Named Executive Officers received the following Individual Factors: Chapman: 1.4, Ammann: 1.3, Chandra: 1.3, and Thornton: 1.3.

Mr. McCallister’s Individual Factor reflects achievement of 12 of 15 goals on the corporate scorecard, including a TSR that led all companies in our long-term incentive peer group in FY 2015, the achievement of both our utility and non-utility financial targets, excellent results for employee and pipeline safety, meeting an increased customer service target, and very high employee engagement. In addition, this factor reflects the return of WGL Energy Services to historical levels of earnings and the signing of significant deals by WGL Energy Systems, including nearly $150 million on solar and fuel cell projects and several significant contracts for long-term projects, Washington Gas’ reliable gas supply through another record-setting winter, and the Company’s strong control environment. Mr. McCallister also oversaw the successful launch of the WGL brand, continued to develop a high-performing leadership team, and solidified the Company’s position as a leader in diversity, including at the Board and senior management levels and by exceeding corporate scorecard goals for diversity spending. Under Mr. McCallister’s leadership, the Company spent considerable time and effort engaging with proxy advisers and our institutional investors and revising our executive compensation program in response to issues raised in this engagement. Mr. McCallister also completed a successful tenure as Chairman of the American Gas Association and remained involved in several other industry and community organizations. In addition, Mr. McCallister led the Company in achieving the accomplishments listed under the heading “FY 2015 Financial and Operating Highlights” section of this CD&A.

FY 2015 Target Opportunities

Target FY 2015 STI award opportunities were determined primarily by considering the market compensation data discussed above, and secondarily by considering internal pay equity. The amounts listed in columns (c), (d) and (e) of the Grants of

Plan-Based Awards Table following this CD&A represent the potential range of STI awards for FY 2015 and are based on a percentage of each Named Executive Officer’s base salary at October 1, 2014, as follows:

FY 2015 SHORT-TERM INCENTIVE TARGET OPPORTUNITY

Named Executive Officer	Target Short-Term Incentive Compensation as Percent of Base Salary
McCallister	85%
Ammann	55%
Chapman	75%
Chandra	55%
Thornton	50%

For tax purposes, the HR Committee set a limitation on FY 2015 STI payouts for Messrs. McCallister and Chapman of 0.82% and 0.49% of FY 2015 net income, respectively. The HR Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code to arrive at actual, lower FY 2015 payouts based on our performance for the year.

The amounts of STI awards relating to FY 2015 were paid in December 2015 and are set forth under column (g) the Summary Compensation Table in this information statement, entitled Non-Equity Incentive Plan Compensation. The amounts of such STI awards for the Named Executive Officers range from 130% to 135% of target.

Clawback Policy — Forfeiture and Recoupment of Short-Term Incentives

We have a Forfeiture and Recoupment Policy to recoup short-term incentive awards paid to certain officers of the Company and its subsidiaries, including the Named Executive Officers, under certain circumstances. Pursuant to this policy, the Board, upon the recommendation of the HR Committee, may direct that all or a portion of any STI payout made to these officers be recovered if such payout was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

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Compensation Discussion And Analysis

The HR Committee will determine whether such recovery will be effectuated by: (i) seeking repayment from the officer, (ii) reducing the amount that would otherwise be payable to the officer under any compensatory plan, program or arrangement maintained by the Company, (iii) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) any combination of the foregoing. In each instance in which the potential for recovery of STI exists, the Company will not seek recovery after a period of 24 months following the first public issuance or filing with the SEC (whichever first occurs) of a financial report containing the materially inaccurate statement or reporting the achievement of the performance metric that is later deemed to have been materially inaccurate.

Long-Term Incentive Compensation

Purpose of Long-Term Incentive Awards

The LTI program is designed to reward our senior executives for our performance for shareholders relative to comparable investments in other utilities. For FY 2015, it granted performance shares and performance units in a 50%-50% ratio. We choose to provide long-term incentive opportunities to achieve the following goals:

Align executives’ interests with shareholder interests. Performance share and performance unit payouts for FY 2015 were dependent on WGL Holdings common stock performance – including stock price appreciation and dividends – compared to peer companies. In addition, performance share awards rise and fall in value with the price of our common stock during the performance period.

Match market practice. Our plan design is typical of the plan designs of the regulated utility companies in our total compensation peer group, although our program overall is more performance-based than is typical.

Promote common stock ownership. Payout of earned performance share awards is made in common stock.

Encourage retention. Vesting provisions in the performance share and performance unit programs provide an incentive for executives to stay with us and to focus on the long-term interests of the Company, its shareholders and customers.

Award Size Determinations

The target values of the LTI awards for Named Executive Officers issued at the beginning of FY 2015 (for the FY 2015-2017 performance period) were determined by the HR Committee based on the size-adjusted 50th percentile of the market data for total target compensation provided by its adviser, taking into consideration the aggregate amount of base salary, STI awards and the value of retirement benefits, and considering internal pay equity. To arrive at the actual award size for performance shares and performance units, we divided the executive officer’s target value applicable to performance shares and performance units (for each, 50% of the total LTI award) by the value of one performance share or performance unit, as the case may be, on the date of grant, as calculated by the HR Committee using the same methodology that was used to develop the market data. Under this methodology, the value of a performance share was equal to the closing price of a share of common stock of WGL Holdings on the last day of the prior fiscal year ($42.12 for FY 2015 grants) and the value of a performance unit was $1, in each case, divided by a factor (0.775 for FY 2015 grants) that took into consideration certain risks associated with long-term grants as compared to fixed pay such as base salary. Comparable elements of long-term compensation of companies in the total compensation peer group were likewise adjusted for these risks for purposes of determining market compensation.

Performance Share and Performance Unit Awards

Performance share awards are denominated and are paid out in shares of WGL Holdings common stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards were the same for FY 2015.

Performance shares and performance units granted in FY 2015 will be paid out at the end of the performance period if certain long-term performance criteria are achieved and the Named Executive Officer remains an employee. If the Named Executive Officer leaves the Company before the performance period has ended, he or she will forfeit any payouts for the performance period. Upon retirement, death or disability, however, the HR Committee has discretion to prorate awards based on the number of months worked in the performance period.

The principal measure of performance for FY 2015 performance shares and performance units was TSR relative to the long-term incentive peer group for the performance period. TSR is calculated as follows:

Total Shareholder Return =	Change in stock price + dividend paid
Beginning stock price

The secondary measure of performance for performance shares and performance units, which applies if WGL Holdings’ TSR falls below the 25th percentile relative to the long-term incentive peer group, is the dividend growth standard. The dividend growth standard will be satisfied if the amount of WGL Holdings’ annual dividend per share increases by at least 9% over the three-year performance period.

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Compensation Discussion And Analysis

Performance/Payout Relationship

The table below shows the performance and payout scale for performance share and performance unit grants made to the Named Executive Officers on October 1, 2014. Performance shares and performance units were and are our only form of long-term incentive award; no grants are made containing time-based vesting.

Performance in TSR vs. Peers	Payout of Performance Shares or Performance Units (% of Target Awarded)
90th percentile+	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Less than 25th percentile:
If dividend growth standard is satisfied	25%
If dividend growth standard not satisfied	0% (No payout)

In order to smooth end-of-period volatility, the Company’s relative cumulative TSR will be calculated at the end of each fiscal quarter of the third year of the performance period. The hypothetical payouts from these four TSR calculations will be averaged to determine the final payout amount.

Generally, the percentile rank will not fall directly on one of the ranks listed in the left column. When this occurs, performance is interpolated between the percentiles listed in the columns on a straight-line basis.

Long-Term Incentive Peer Group Selection

The HR Committee chose companies to include in the long-term incentive peer group based on the following criteria:

•	Classification as an energy related company under the Standard Industrialization Classification codes;

•	Public equity ownership and headquarters in the United States;

•	Annual net revenues greater than $175 million;

•	At least 70% of assets related to U.S. natural gas distribution;

•	No significant exploration and production or electric generation assets;

•	No significant energy trading operations;

•	An investment grade credit rating by Standard & Poor’s and Moody’s; and
•	No announced merger plans.

Companies that meet most, but not all, of the above criteria were considered and included in the long-term incentive peer group if deemed to be comparable based on other market indicators.

The long-term incentive peer group is not the same as the total compensation peer group discussed on page 27. The total compensation peer group is intended to benchmark market compensation for executives in comparable positions and is constrained by the availability of data in the compensation database used. In contrast, the long-term incentive peer group is selected to benchmark share performance as measured by TSR for comparable investment opportunities and is not constrained by database participation.

Long-Term Incentive Peer Groups

The payout of performance share and performance unit grants made in FY 2015 and in FY 2014 will be based on our TSR performance during the FY 2015-2017 and FY 2014-2016 performance periods, respectively, compared to our long-term incentive peer groups for each grant year.

Performance share and performance unit grants made in FY 2013 vested and were paid out October 2, 2015 based on our TSR performance during the FY 2013-2015 performance period compared to our long-term incentive peer group for the FY 2013 grants. For this performance period, WGL Holdings’ TSR ranked fifth out of 17 companies in our long-term incentive peer group, or approximately the 76th percentile, resulting in a payout for performance share and performance unit grants at 166.2% of target.

The chart below reflects the peer companies that were included in the long-term incentive peer groups for the performance periods indicated, as approved by the HR Committee. The FY 2015-2017 peer companies listed below were approved at the HR Committee’s September 19, 2014 meeting based on the criteria described under the heading, “Long-Term Incentive Peer Group Selection.”

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Compensation Discussion And Analysis

LONG-TERM INCENTIVE PEER GROUP COMPANIES FOR FY 2013, FY 2014 AND FY 2015 GRANTS

Performance Period
Long-Term Incentive Peer Group Companies	FY 2013-2015	FY 2014-2016	FY 2015-2017
AGL Resources Inc.	•	•	•
Atmos Energy Corp.	•	•	•
CenterPoint Energy Inc.	•	•	•
Chesapeake Utilities Corp.	•	•	•
Consolidated Edison, Inc.	•	•	•
Integrys Energy Group, Inc.	•	•
Laclede Group Inc.	•	•	•
MGE Energy Inc.	•	•	•
New Jersey Resources	•	•	•
Northeast Utilities	•	•	•
Northwest Natural Gas Co.	•	•	•
Northwestern Corp.	•	•	•
One Gas Inc.			•
Pepco Holdings, Inc.	•	•
Piedmont Natural Gas Co.	•	•	•
South Jersey Industries	•	•	•
Southwest Gas Corp.	•	•	•
TECO Energy			•
UIL Holdings Corp.	•	•	•
Vectren Corporation	•	•	•

Realized Long-Term Incentive Payouts

Compensation granted to the Named Executive Officers and reported in the “stock awards” column of the Summary Compensation Table on page 40 represents a long-term incentive for future performance, not current cash compensation. This LTI pay will not actually be received by the Named Executive Officers for three years, may not pay at the target level shown, and remains at risk of not being earned or of being forfeited due to termination of employment. While the amounts shown in the “stock awards” column of the Summary Compensation Table reflect the grant date fair value of equity awards received by a

Named Executive Officer, they do not reflect how the Company’s TSR over the three-year vesting period will impact the actual payout. The individual may be compensated considerably more or less based on how well the Company’s TSR performs against the long-term incentive peer group.

The tables and graph below outline the aggregate realized LTI earned payouts for the performance periods ended September 30, 2015, 2014 and 2013 in contrast to the target long-term award values for the same periods. This table illustrates the pay for performance nature of our executive compensation program.

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Compensation Discussion And Analysis

AGGREGATE LTI PAYOUTS COMPARED TO AGGREGATE TARGET AWARD VALUE

FOR YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

	Actual TSR Performance	Payout% of Target
LTI vested 9/30/13	34th Percentile	61.0%
LTI vested 9/30/14	24th Percentile	0.0%
LTI vested 9/30/15	76th Percentile	166.2%

	McCallister		Ammann		Chapman		Chandra		Thornton
LTI Vesting Date	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)
9/30/13	$1,372,728	$891,994	$473,376	$307,618	$640,910	$416,460	$358,442	$232,928
9/30/14	$1,706,480	$0	$540,025	$0	$898,348	$0	$428,844	$0	$315,121	$0
9/30/15	$1,770,038	$3,578,394	$559,796	$1,131,741	$944,020	$1,908,469	$440,840	$891,250	$373,092	$754,271
TOTAL	$4,849,246	$4,470,388	$1,573,197	$1,439,359	$2,483,278	$2,324,929	$1,228,126	$1,124,178	$688,213	$754,271

(1)	No values are shown for Ms. Thornton for LTI for September 30, 2013 because she joined the Company in 2011 and, consequently, did not have any LTI awards that were scheduled to vest before September 30, 2014.

(2)	Target award value represents the sum of the target value of performance shares and the target value of performance units vested on the applicable date. The target value of performance units is $1 per performance unit, and the target value of performance shares is the closing stock price of WGL Holdings common stock on the day preceding the date of grant (which is the last trading day of the fiscal year preceding the date of grant), in each case, times the target number of performance units or performance shares granted. Target award values are not the same as the grant date fair values of the equity awards (calculated in accordance with FASB ASC Topic 718), which are reflected in the Summary Compensation Table on page 40 (for grants made at the beginning of FY 2015, FY 2014 and FY 2013). Equity awards reflected above were granted at the beginning of the fiscal years ended September 30, 2013, 2012 and 2011.

(3)	Realized LTI payout (or “total value delivered”) means the cash value of earned performance units and the share value of earned performance shares on the date of vesting.

Retirement Benefits

Retirement benefits are designed to reward continued service. We choose to offer them to provide post-employment security to our employees and because they are an essential part of a total compensation package that is competitive with those offered by other companies, particularly other gas and electric utilities.

We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefit programs applicable to the Named Executive Officers are:

36 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

•	tax-qualified employee benefit plans that are available to our employees, including the Washington Gas Light Company Savings Plan for Management Employees (which we refer to, together with the Washington Gas Light Company Capital Appreciation Plan/Union Employees’ Savings Plan, as the “401(k) Plans”), and the Washington Gas Light Company Employees’ Pension Plan (the “Pension Plan”);

•	the defined benefit Washington Gas Light Company Supplemental Executive Retirement Plan (“DB SERP”);

•	the Washington Gas Light Company Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”); and

•	the Washington Gas Light Company Defined Contribution Restoration Plan (the “Defined Contribution Restoration Plan”).

The 401(k) Plans are tax-qualified retirement plans in which the Named Executive Officers participate on the same terms as our other participating employees.

The Pension Plan is a tax-qualified, non-contributory pension plan covering active employees (including certain executive officers) and vested former employees of Washington Gas and certain affiliates. Effective July 1, 2009, the Pension Plan was closed to new management employee entrants. All employees hired after that date receive an enhanced benefit in the form of an employer contribution under the 401(k) Plans. The enhanced 401(k) benefit consists of a Company contribution between 4%-6% of base compensation (depending on length of service) to participating employees. Executive officers receive this benefit on the same terms as our other participating employees. The Pension Plan was closed in order to reduce the Company’s risk and to provide a greater degree of predictability regarding the Company’s long-term financial obligations. Each of the Named Executive Officers, except Ms. Thornton, participates in the Pension Plan. Because Ms. Thornton was hired after July 1, 2009, she receives the enhanced 401(k) benefit.

The DB SERP is a defined benefit plan that allows accrual of a higher benefit than the qualified plan, but vests this benefit more slowly. This plan allows us to: (i) attract mid-career executive hires by replacing foregone pension benefits at former employers, and (ii) be competitive with pensions provided to executives at peer companies, which aids in the retention of our executive officers. The DB SERP was closed to new participants on December 31, 2009.

On December 18, 2009, the DC SERP was adopted. Employees hired or promoted after December 31, 2009 are eligible to participate in the DC SERP. Employees who were executives on December 31, 2009 had the option either to remain in the DB SERP or to join the DC SERP. Closing the DB SERP to new participants and creating the DC SERP enabled the Company to: (i) reduce its risk, (ii) provide greater predictability of its long-term financial obligations, and (iii) align executive compensation with prevailing market practices.

The benefits provided under the DC SERP were designed to be at the market median and competitive with those offered by other gas and electric utilities. Each of the Named Executive Officers, except Ms. Thornton, is a participant under the DB SERP. Ms. Thornton is a participant in the DC SERP.

The DB SERP and DC SERP each include “clawback” provisions that require a participant to forfeit benefit payments under certain circumstances. Under this clawback provision, if a participant in either plan willfully performs any act or willfully fails to perform any act, and such act or such failure to act may result in material discredit or substantial detriment to the Company, then upon a majority vote of the Board, the participant (and his or her surviving spouse or other beneficiary) will forfeit any benefit payments owing on and after a date fixed by the Board. After this fixed date, the Company will have no further obligation under the DB SERP or DC SERP to the participant, his or her spouse or any beneficiary. Also, under the clawback provision, if a participant has received a lump-sum benefit, the participant or the beneficiary would be required to return a proportionate share of that lump sum payment to Washington Gas.

The Defined Contribution Restoration Plan provides supplemental retirement benefits to employees who are not participants in the DB SERP and whose base salary exceeds the limit set forth in the Section 401(a)(17) of the Internal Revenue Code. Ms. Thornton is the only Named Executive Officer who is a participant in the Defined Contribution Restoration Plan.

See “Pension and Other Retirement Benefits” later in this information statement for a discussion of other aspects of the Pension Plan, the DB SERP, the DC SERP and the Defined Contribution Restoration Plan.

Severance/Change in Control Protections

Severance/change in control provisions are designed to reward executives for remaining employed with us during a time when their prospects for continued employment following a change in control transaction may be uncertain. We choose to provide severance/change in control protections so that executives will remain focused on shareholders’ and customers’ interests during the change in control. This serves to retain a stable executive team during the transition process. Such protections are also helpful in hiring executives from well-compensated positions in other companies and in retaining executives who may consider opportunities with other companies.

Pursuant to the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”), executive officers are entitled to limited severance benefits in the event of a change in control of WGL Holdings or Washington Gas. These benefits include a cash severance benefit equal to a pro-rata STI payment and two or three years’ worth of target-level compensation upon the occurrence of both a change in control and either: (i) an involuntary termination of employment or (ii) a voluntary termination with good reason (commonly referred to as a “double-trigger”).

Beginning with grants issued on October 1, 2015 (having a performance period from FY 2016-2018), all LTI award grants reflect double-trigger vesting upon a change in control. For outstanding LTI grants that were issued through FY 2015 (which have performance periods from FY 2014-2016 or from FY 2015-2017), vesting of one-half of all outstanding LTI awards is subject to a “double trigger,” with the other one-half vesting immediately upon a change in control.

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Compensation Discussion And Analysis

Because the Named Executive Officers do not have employment agreements that provide for fixed positions or duties, fixed base salaries or actual or target annual bonuses, we believe that a “good reason” termination severance trigger is appropriate to prevent potential acquirers from having an incentive to cause voluntary termination of a Named Executive Officer’s employment to avoid paying any severance benefits at all. The “good reason” termination severance trigger under the CIC Plan includes material demotions and material reductions in salary and annual bonus opportunities.

For executive officers that were first covered by the CIC Plan prior to January 1, 2011 (including all of the Named Executive Officers other than Ms. Thornton), the CIC Plan provides that, if a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes (but not income taxes) imposed, and for all taxes due on the amount of that reimbursement. This provision is intended to preserve the level of change in control severance protections that we have determined to be appropriate. Pursuant to an amendment to the CIC Plan on November 12, 2015, however, the excise tax reimbursement provisions will expire on September 30, 2018 unless a change in control transaction has occurred or is then pending.

See “Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan for Certain Executives” later in this information statement for a discussion of the other aspects of the CIC Plan.

Perquisites

Our limited perquisites are not designed to reward any particular performance or behavior. We choose to provide them to Named Executive Officers only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value.

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive officer up to a pre-determined ceiling. We also pay the cost of certain other perquisites for executive officers, including parking at our headquarters building, a vehicle allowance and an annual physical examination. Benefits available to the Named Executive Officers are noted in the footnotes to the Summary Compensation Table. The values of perquisites provided to each Named Executive Officer in FY 2015 are reported in Column (i) of the Summary Compensation Table in this information statement.

Timing of Compensation

We grant LTI awards effective each October 1, the first day of the fiscal year. Short-term incentive payouts are generally made in December following the end of the fiscal year. The HR Committee has the discretion to make awards at any time.

Following is a discussion of the timing of compensation decisions for FY 2015:

•	Base salary changes for FY 2015 were determined at the September 19, 2014 HR Committee and Board meetings;

•	Short and long-term incentive goals for FY 2015 were set at the September 19, 2014 HR Committee meeting;

•	Performance share and performance unit grants were approved at the September 19, 2014 HR Committee meeting for grants effective on October 1, 2014 using the common stock price on September 30, 2014; and

•	STI payments for FY 2015 were approved at the HR Committee and Board meetings held on November 12, 2015.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease FY 2015 compensation amounts. The

HR Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

As described above, market data, retention needs, performance and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate performance and individual performances are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

Mr. McCallister, our Chairman and CEO, recommended to the HR Committee the compensation opportunities for the other Named Executive Officers. Mr. McCallister was not involved in determining his own compensation. In determining STI payouts for FY 2015, Mr. McCallister recommended a specific Individual Factor for each Named Executive Officer, except for himself. None of the other Named Executive Officers had any role in determining their executive compensation.

38 |	Washington Gas Light Company - 2016 Information Statement

Compensation Discussion And Analysis

Policies Relating to Stock Ownership

Executive Officer Stock Ownership Requirements

Our executive officers are subject to mandatory stock ownership requirements. Under these requirements:

•	the CEO is required to hold 5x base salary in WGL Holdings common stock (effective October 1, 2015);

•	the President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Corporate Secretary are each required to hold 2x base salary in WGL Holdings common stock; and
•	all other executive officers are required to hold 1x base salary in WGL Holdings common stock.

Executive officers must retain performance shares issued through incentive plans (currently the WGL Holdings, Inc. Omnibus Incentive Compensation Plan, which became effective in 2007 (the “2007 Plan”)), net of tax withholding, until the threshold ownership requirement is met. At the discretion of the CEO, ownership requirement waivers may be granted from time to time, if an executive officer is able to demonstrate a financial hardship.

Company Policy Regarding Insider Trading

Our code of conduct prohibits executive officers, directors and other individuals who may have access from time to time to material non-public information from engaging in purchases, sales or option transactions with respect to WGL Holdings common stock or Washington Gas preferred stock while in possession of material non-public information or outside of certain trading window periods, except in accordance with trading plans that comply with Rule 10b5-1 under the Exchange Act.

Anti-Hedging and Pledging Policy

Effective November 1, 2012, the Company adopted an anti-hedging and pledging policy that prohibits all employees,

including executive officers, and members of the Board, from hedging or pledging WGL Holdings common stock.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of the Named Executive Officers. Each Named Executive Officer is an employee at will. All elements of executive compensation are regularly benchmarked against executive compensation of peer companies. Base salary, short-term incentive, and long-term incentive compensation are benchmarked annually.

Compensation Risk Evaluation

For FY 2015, Meridian conducted an update of a risk evaluation of the Company’s compensation policies and practices for all employees, including executives, which was initially conducted in 2011. Management reviewed the evaluation results with the HR Committee and Meridian. The goal of the evaluation was to identify any features of the Company’s compensation policies and practices that could encourage excessive risk-taking. The evaluation utilized a process that inventoried existing incentive plans and their salient features and examined design and administrative features of these plans to determine risk-aggravating or risk-mitigating factors.

In order to focus employees on performance objectives that promote the best interests of the Company and its shareholders, short-term and long-term incentive-based compensation is linked to the achievement of measurable financial and business goals and, in the case of short-term incentives, individual performance goals. The risk evaluation conducted by Meridian found that these arrangements are coupled with compensation design elements and other controls that discourage business decision-making focused solely on compensation consequences, and thus mitigate risk.

Based on the results of the evaluation, we believe that our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of our executive incentive compensation program illustrate this point:

•	Our performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Our annual and long-term incentives provide a defined and capped range of payout opportunities;

•	Total direct compensation levels are heavily weighted towards long-term, equity-based incentive awards with vesting schedules that fully materialize over a number of years;

•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term; and

•	We have implemented meaningful executive officer stock ownership requirements so that executive officer personal wealth is significantly tied to the long-term success of our Company.

Based on the above combination of program features, we believe that: (i) our executives are encouraged to manage the Company in a prudent manner, and (ii) our incentive programs are not designed in a manner to encourage our senior business leaders to take risks that are inconsistent with the best interests of the Company’s customers, shareholders and other stakeholders.

Washington Gas Light Company - 2016 Information Statement |	39

Compensation Of Executive Officers

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and related footnotes and discussion present information about compensation for the Named Executive Officers. The “Summary Compensation Table” below quantifies the value of the different forms of compensation awarded to, earned by, or paid to Named Executive Officers in FY 2013, FY 2014 and FY 2015.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in FY 2015” table and the description of the material terms of the performance shares and performance units granted in FY 2015 that follows it provide information regarding the long-term equity incentives awarded to Named Executive Officers that are reported in the Summary Compensation Table. The “Outstanding Equity Awards at FY 2015 Year End” table and the “Stock Vested in FY 2015” section provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension and Other Retirement Benefits” and “Non-Qualified Deferred Compensation” tables and the related description of the material terms of the retirement plans describe each Named Executive Officer’s retirement benefits and deferred compensation to provide context to the amounts listed in the Summary Compensation Table.

Summary Compensation Table

The following table presents information about compensation for the Named Executive Officers. It includes compensation awarded to, earned by or paid to the Named Executive Officers during FY 2013, FY 2014 and FY 2015. Each of the below-named individuals was also an executive officer of WGL Holdings, our parent company.

The compensation shown in the following table was paid to the individual by Washington Gas.

					Change in
					Pension Value
					and
					Non-qualified
				Non-Equity	Deferred
	Fiscal		Stock	Incentive	Compensation	All Other
	Year	Salary	Awards(2)	Compensation	Earnings	Compensation	Total
Name and Principal Position(1) (a)	(b)	(c)	(e)	($)(3) (g)	($)(4) (h)	($)(5) (i)	($) (j)
Terry D. McCallister	2015	$824,000	$1,962,032	$946,000	$558,472	$37,802	$4,328,306
Chairman of the Board and	2014	$800,000	$1,808,991	$697,000	$2,356,517	$36,971	$5,699,479
Chief Executive Officer	2013	$795,000	$1,747,097	$751,772	$1,000,442	$35,239	$4,329,550
Vincent L. Ammann, Jr.	2015	$460,000	$625,878	$329,000	$373.276	$29,874	$1,445,125
Senior Vice President and	2014	$445,000	$575,019	$250,869	$659,124	$29,485	$1,959,497
Chief Financial Officer	2013	$440,000	$552,542	$281,325	$127,161	$27,990	$1,429,018
Adrian P. Chapman	2015	$551,000	$1,049,566	$548,000	$185,485	$35,096	$2,369,147
President and Chief Operating Officer	2014	$535,000	$967,820	$411,281	$1,205,367	$34,624	$3,154,092
	2013	$530,000	$931,788	$452,156	$251,398	$36,082	$2,201,424
Gautam Chandra	2015	$420,000	$571,469	$300,000	$216,303	$29,367	$1,537,140
Senior Vice President	2014	$400,000	$516,873	$214,500	$579,855	$27,204	$1,738,432
	2013	$385,000	$435,116	$230,278	$94,956	$28,320	$1,173,670
Leslie T. Thornton	2015	$380,000	$439,489	$247,000	$0	$97,832	$1,164,321
Senior Vice President, General Counsel	2014	$360,000	$395,380	$184,500	$0	$90,189	$1,030,069
and Corporate Secretary	2013	$345,000	$368,269	$200,531	$0	$79,744	$993,544

(1)	The principal positions shown are as of September 30, 2015. Please note that columns (d) “Bonus” and (f) “Option Awards” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during FY 2015, FY 2014 or FY 2013.

(2)	Stock awards consist of performance shares and performance units. For a description of the vesting conditions of performance shares and performance units, see “Performance Shares and Performance Units” following the Grants of Plan-Based Awards in FY 2015 table. These amounts represent the aggregate grant date fair value of the performance share and performance unit awards computed in accordance with FASB ASC Topic 718, assuming (for grants made in FY 2015) that the dividend growth standard is met. The amounts in column (e) include the sum of the values for performance shares and performance units. In FY 2015, the Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister — $980,975; Mr. Ammann — $312,932; Mr. Chapman — $524,774; Mr. Chandra — $285,720; and Ms. Thornton — $219,733. In FY 2014, the Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister — $904,505; Mr. Ammann — $287,503; Mr. Chapman — $483,910; Mr. Chandra — $258,430; and Ms. Thornton — $197,699. In FY 2013, the Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister — $873,514; Mr. Ammann — $276,260; Mr. Chapman — $465,874; Mr. Chandra— $217,555; and Ms. Thornton — $184,120.

40 |	Washington Gas Light Company - 2016 Information Statement

Compensation Of Executive Officers

The values of the awards in column (e), assuming that the highest level of performance conditions are achieved, are as follows: FY 2015: Mr. McCallister — $3,924,064; Mr. Ammann — $1,251,756; Mr. Chapman — $2,099,132; Mr. Chandra — $1,142,938; and Ms. Thornton — $878,978. FY 2014: Mr. McCallister — $3,617,982; Mr. Ammann — $1,150,038; Mr. Chapman — $1,935,640; Mr. Chandra — $1,033,746; and Ms. Thornton — $790,760. FY 2013: Mr. McCallister — $3,494,194; Mr. Ammann — $1,105,084; Mr. Chapman — $1,863,575; Mr. Chandra — $870,232; and Ms. Thornton — $736,538. For a discussion of the assumptions and methodologies used to calculate the amounts in column (e), see the discussion of performance shares and performance units contained in Note 11 (Stock-Based Compensation) to the Washington Gas Financial Statements, included as part of the Company’s 2015 Annual Report on Form 10-K filed with the SEC on November 19, 2015. The actual amount ultimately realized by a Named Executive Officer from the disclosed awards listed under column (e) will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, and differences from the valuation assumptions used and the timing of applicable vesting.

(3)	The amounts shown in column (g) constitute the short-term incentive payouts made to the Named Executive Officers as described in the CD&A. The FY 2015 short-term incentive payout amounts were paid in December 2015.

(4)	Column (h) reflects pension accruals for the officers, except Ms. Thornton. Ms. Thornton is not a participant in the Pension Plan. There are no above market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value (measured at the respective fiscal year-end dates shown in the table) based on assumptions shown in the text following the “Pension Benefits” table set forth later in this information statement.

(5)	The amounts in column (i) represent the values of perquisites and matching contributions under the 401(k) Plan and, with respect to Ms. Thornton, the amount of Company contributions under the DC SERP, the Defined Contribution Restoration Plan and the enhanced benefit under the 401(k) Plan. The value of perquisites is set forth in the “Perquisites” table. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2015: Mr. McCallister — $10,600; Mr. Ammann — $10,600; Mr. Chapman — $10,371, Mr. Chandra — $10,338; and Ms. Thornton— $10,523. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2014: Mr. McCallister — $10,400; Mr. Ammann — $10,400; Mr. Chapman — $10,092, Mr. Chandra — $10,115; and Ms. Thornton — $10,515. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2013: Mr. McCallister — $10,200; Mr. Ammann — $10,193; Mr. Chapman — $10,162, Mr. Chandra — $10,069; and Ms. Thornton — $10,864. The Company contributions to the DC SERP, the Defined Contribution Restoration Plan and the enhanced benefit under the 401(k) Plan for Ms. Thornton were as follows: FY 2015 – $68,452, FY 2014 – $60,380 and FY 2013 – $50,212.

Perquisites

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive up to a predetermined ceiling depending on the level of the executive officer. The highest amount provided to any executive under the income tax, estate and financial planning program is $10,000 per year. We also pay the cost of certain other perquisites for executive officers, including: parking at our headquarters building, a vehicle allowance and an annual physical examination.

The following table sets forth the incremental value of perquisites for the Named Executive Officers in FY 2013, FY 2014 and FY 2015 included in the “All Other Compensation” column (i) of the Summary Compensation Table above.

FY 2013, FY 2014 AND FY 2015 INCREMENTAL COST OF PERQUISITES PROVIDED TO NAMED EXECUTIVE OFFICERS

		Tax and
		Financial	Vehicle				Tax
	Fiscal	Counseling	Allowance	Parking	Physical	Insurance	Gross-up	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Terry D. McCallister	2015	$0	$5,600	$7,020	$1,988	$7,922	$3,157	$25,687
Chairman of the Board and	2014	$0	$8,400	$6,770	$1,804	$6,512	$3,085	$26,571
Chief Executive Officer	2013	$0	$8,400	$6,574	$1,697	$5,384	$2,984	$25,039
Vincent L. Ammann, Jr.	2015	$0	$8,400	$3,540	$1,555	$4,495	$1,284	$19,274
Senior Vice President and	2014	$223	$8,400	$3,390	$2,073	$4,358	$864	$19,085
Chief Financial Officer	2013	$0	$8,400	$3,287	$2,038	$3,236	$836	$17,797
Adrian P. Chapman	2015	$1,515	$8,400	$7,020	$2,300	$4,963	$2,042	$26,240
President and Chief Operating Officer	2014	$1,225	$8,400	$6,770	$2,282	$5,092	$1,988	$24,532
	2013	$2,760	$8,400	$6,574	$1,940	$4,323	$1,923	$25,920
Gautam Chandra	2015	$2,262	$8,400	$3,540	$1,628	$2,971	$397	$19,198
Senior Vice President	2014	$0	$8,400	$3,390	$1,757	$3,058	$484	$17,089
	2013	$1,556	$8,400	$3,287	$1,757	$2,783	$468	$18,251
Leslie T. Thornton	2015	$0	$8,400	$3,900	$1,653	$3,813	$1,091	$18,857
Senior Vice President, General Counsel	2014	$0	$8,400	$3,700	$2,300	$3,867	$1,023	$19,290
and Corporate Secretary	2013	$0	$8,400	$3,287	$3,227	$2,768	$986	$18,668

The amounts set forth in the “tax gross-up” column in the above table represent the amount of taxes paid by the Company on behalf of officers relating to life insurance coverage with benefits in excess of $50,000. We provide the executive officers (and all employees) life insurance equal to one times the employees’

salary. Under the Internal Revenue Code, the cost of the first $50,000 of life insurance paid by us is not taxable income to the employee. However, the premium we paid for insurance in excess of $50,000 is taxable income (imputed income) to the employee. The Company “grosses up” the income of the Named Executive

Washington Gas Light Company - 2016 Information Statement |	41

Compensation Of Executive Officers

Officers for the taxes on this imputed income (i.e., we pay the taxes for the Named Executive Officers on this imputed income). The imputed income amount and the amount of the tax gross-up are both taxable income to the Named Executive Officer.

The amounts under the column entitled, “Insurance” in the above table represent the premiums paid by the Company for the respective Named Executive Officer’s long-term care and imputed income for life insurance.

Grants of Plan-Based Awards in FY 2015

The following Grants of Plan-Based Awards table sets forth information concerning the range of short-term incentive opportunities and opportunities under grants of performance shares and performance units to our Named Executive Officers during FY 2015. The grants in the following table were made under the 2007 Plan.

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
					Threshold		Maximum	Grant
					Number	Target	Number	Date Fair
					of Shares	Number of	of Shares	Value of
	Grant Date	Threshold (3)	Target	Maximum	of Stock(3)	Shares of	of Stock	Stock(4)
Name (a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	Stock (#) (g)	(#) (h)	($) (l)
Terry D. McCallister
Short-term Incentive	N/A	$217,124	$700,400	$1,050,600	—	—	—	—
Performance Share Program	10/01/14	—	—	—	5,519	22,076	44,152	$981,057
Performance Unit Program	10/01/14	$232,459	$929,834	$1,859,668	—	—	—	$980,975
Vincent L. Ammann, Jr.
Short-term Incentive	N/A	$78,430	$253,000	$379,500	—	—	—	—
Performance Share Program	10/01/14	—	—	—	1,761	7,042	14,084	$312,946
Performance Unit Program	10/01/14	$74,155	$296,618	$593,236	—	—	—	$312,932
Adrian P. Chapman
Short-term Incentive	N/A	$128,108	$413,250	$619,875	—	—	—	—
Performance Share Program	10/01/14	—	—	—	2,952	11,809	23,618	$524,792
Performance Unit Program	10/01/14	$124,354	$497,416	$994,832	—	—	—	$524,774
Gautam Chandra
Short-term Incentive	N/A	$71,610	$231,000	$346,500	—	—	—	—
Performance Share Program	10/01/14	—	—	—	1,608	6,430	12,860	$285,749
Performance Unit Program	10/01/14	$67,706	$270,825	$541,650	—	—	—	$285,720
Leslie T. Thornton
Short-term Incentive	N/A	$58,900	$190,000	$285,000	—	—	—	—
Performance Share Program	10/01/14	—	—	—	1,236	4,945	9,890	$219,756
Performance Unit Program	10/01/14	$52,070	$208,278	$416,556	—	—	—	$219,733

Note that columns: (i) “All Other Stock Awards,” (j) “All Other Option Awards: Number of Securities,” and (k) “Exercise Price of Option Awards,” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during FY 2015.

No consideration was paid by any of the Named Executive Officers for the awards listed in the “Grants of Plan-Based Awards” table.

(1)	Amounts in these columns represent the threshold, target and maximum payouts under our performance unit program for the 36-month performance period from October 1, 2014 through September 30, 2017, and the threshold, target and maximum payouts under our short-term incentive program based on FY 2015 performance. Although performance unit grants are considered equity incentive plan awards, the estimated future payouts under these grants are included in these columns because awards are denominated in dollars and paid out in cash, rather than shares of stock.

(2)	Amounts in these columns represent the threshold, target and maximum payouts under our performance share program for the 36-month performance period from October 1, 2014 through September 30, 2017.

(3)	Threshold payout for both non-equity (as it relates to performance units) and equity incentive plan awards reflect payout amounts if WGL Holdings’ TSR is below the 25th percentile of the long-term incentive peer group but the dividend growth standard is satisfied.

(4)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance unit and performance share awards granted in FY 2015, assuming that the dividend growth standard is satisfied. The values of these awards, assuming that the highest level of performance conditions is achieved, are as follows: performance shares: Mr. McCallister — $1,962,114; Mr. Ammann — $625,892; Mr. Chapman — $1,049,584; Mr. Chandra — $571,498; and Ms. Thornton — $439,512; performance units: Mr. McCallister — $1,961,950; Mr. Ammann — $625,864; Mr. Chapman — $1,049,548; Mr. Chandra — $571,440; and Ms. Thornton — $439,466. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance shares and performance units contained in Note 11 (Stock Based Compensation) to the Company’s Financial Statements, included as part of Washington Gas’ 2015 Annual Report on Form 10-K filed with the SEC.

42 |	Washington Gas Light Company - 2016 Information Statement

Compensation Of Executive Officers

No Employment Agreements with Named Executive Officers

None of the Named Executive Officers have employment agreements with the Company.

Performance Shares and Performance Units

Performance share awards are denominated and paid out in shares of WGL Holdings common stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards are the same.

The vesting of performance share and performance unit awards is conditioned upon the performance of WGL Holdings and the officer’s continued employment. As long as each Named Executive Officer continues to remain an employee, performance shares and performance units become earned and vested based on WGL Holdings’ comparative TSR over a designated three-year performance period. Performance share award grantees do not have the rights of shareholders until the performance shares fully vest. Therefore, performance share grantees do not receive dividends or other earnings on the performance share until it fully vests. Since the performance units pay out in cash once vested, performance unit grantees do not receive dividends or other rights of shareholders.

For further information regarding the long-term incentive peer groups used in determining performance share and performance unit payout and the total shareholder return necessary for the vesting of performance shares, please see the discussion under the heading, “Long-Term Incentive Compensation-Performance Share and Performance Unit Awards” in the Compensation Discussion & Analysis section of this information statement.

Awards are converted to cash for shares to the extent necessary to satisfy minimum tax withholding or any governmental levies. Performance shares and performance units are generally forfeited for no value if a Named Executive Officer’s employment terminates prior to the end of the performance period. However, subject to the sole discretion of the HR Committee of the Company’s Board, all or a portion of a participant’s outstanding performance shares or performance units granted on October 1, 2014 may vest if his or her employment terminates as a result of retirement, death, or disability. Under certain circumstances, following a change in control, between 50% and 100% of an officer’s outstanding performance share or performance unit awards granted on October 1, 2014 would become fully vested at target levels. See “Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan for Certain Executives,” below.

Options

WGL Holdings and Washington Gas have not granted stock options since October 1, 2006 because our compensation program changed to eliminate granting stock options and to begin granting performance shares and performance units, and none of the Named Executive Officers owned stock options during FY 2015.

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Compensation Of Executive Officers

Outstanding Equity Awards at FY 2015 Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers that were outstanding as of

September 30, 2015. Outstanding equity awards at fiscal year-end consist of performance shares and performance units.

	Stock Awards
	Equity Incentive	Equity Incentive	Equity Incentive	Equity Incentive
	Plan Awards:	Plan Awards:	Plan Awards:	Plan Awards:
	Number of Unearned	Market or Payout Value of	Number of Unearned	Market or Payout Value of
	Shares or Other Rights	Unearned Shares or Other	Shares or Other Rights	Unearned Shares or Other
	That Have Not	Rights That Have Not	That Have Not	Rights That Have Not
Name (a)	Vested(1) (#)(i)	Vested(1)($)(j)	Vested(2)(#)(k)	Vested(2)($) (l)
Terry D. McCallister
Awarded 10-1-12	21,988	$1,268,048	885,019	$885,019
Awarded 10-1-13	21,093	$1,216,433	900,901	$900,901
Awarded 10-1-14	22,076	$1,273,123	929,834	$929,834
Vincent L. Ammann, Jr.
Awarded 10-1-12	6,954	$401,037	278,898	$278,898
Awarded 10-1-13	6,705	$386,677	286,358	$286,358
Awarded 10-1-14	7,042	$406,112	296,618	$296,618
Adrian P. Chapman
Awarded 10-1-12	11,727	$676,296	472,010	$472,010
Awarded 10-1-13	11,285	$650,806	481,982	$481,982
Awarded 10-1-14	11,809	$681,025	497,416	$497,416
Gautam Chandra
Awarded 10-1-12	5,476	$315,801	220,420	$220,420
Awarded 10-1-13	6,027	$347,577	257,400	$257,400
Awarded 10-1-14	6,430	$370,818	270,825	$270,825
Leslie T. Thornton
Awarded 10-1-12	4,635	$267,300	186,546	$186,546
Awarded 10-1-13	4,610	$265,859	196,911	$196,911
Awarded 10-1-14	4,945	$285,178	208,278	$208,278

Note that columns: (b), (c), (d), (e) and (f) relating to the number of securities underlying unexercised options, exercise price and option expiration date have been omitted because none of the Named Executive Officers owned any stock options at the end of FY 2015. Columns (g) and (h) relating to unvested shares have been omitted because none of the Named Executive Officers owned any such unvested shares at the end of FY 2015.

(1)	Columns (i) and (j) relate to performance shares. Performance shares become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative TSR of WGL Holdings as compared to the TSR of the applicable long-term incentive peer group during the three year performance period. The number of performance shares shown in the “Awarded 10-1-12,” “Awarded 10-1-13,” and “Awarded 10-1-14” rows for each Named Executive Officer in column (i) of the “Outstanding Equity Awards at FY 2015 Year-End” table are the target number of shares that may become earned if WGL Holdings TSR is at the 50th percentile of the applicable long-term incentive peer group. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of WGL Holdings common stock on September 30, 2015 ($57.67), the last trading day of FY 2015.

(2)	Columns (k) and (l) relate to performance units. Performance units are payable in cash and become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative TSR of WGL Holdings as compared to the TSR of a peer group of companies during the three year performance period. The number of performance units shown for each Named Executive Officer in column (k) of the “Outstanding Equity Awards at FY 2015 Year-End” table in the “Awarded 10-1-12,” “Awarded 10-1-13,” “Awarded 10-1-14” rows are the target number of units that may be earned if WGL Holdings TSR is at the 50th percentile of the applicable long-term incentive peer group. The aggregate amount shown in column (l) of the table is the number of performance units shown in column (k) multiplied by $1.00 which is the payout value of each performance unit.

44 |	Washington Gas Light Company - 2016 Information Statement

Compensation Of Executive Officers

Stock Vested in FY 2015

No value was realized by the Named Executive Officers on stock awards vesting during FY 2015, as no performance shares vested for the performance period that ended on September 30, 2014.

If performance shares had vested these shares would have been issued in October 2014.

Non-Qualified Deferred Compensation

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ deferred compensation balances during FY 2015, and also shows the total deferred amounts for the Named Executive Officers at the end of FY 2015.

			Registrant		Aggregate
		Executive	Contributions	Aggregate	Withdrawals /	Aggregate
		Contributions	in Last FY	Earnings in	Distributions	Balance at
Name (a)	Plan	in Last FY (b)	($) (c)	Last FY ($) (d)	($) (e)	Last FYE ($) (f)
Terry D. McCallister	n/a	0	0	0	0	0
Vincent L. Ammann, Jr.	n/a	0	0	0	0	0
Adrian P. Chapman	n/a	0	0	0	0	0
Gautam Chandra	n/a	0	0	0	0	0
Leslie T. Thornton(1)	DC SERP	0	$57,929	$(518)	0	$167,901

(1)	Ms. Thornton received the indicated amounts as a participant in the DC SERP and the Defined Contribution Restoration Plan. The terms of these plans are described under the “Pension and Other Retirement Benefits” section of this information statement. The amount indicated under the column “Aggregate Balance at Last FYE” (column (f)) included $145,751 in the DC SERP, in which Ms. Thornton was 40% vested as of the end of FY 2015, and $22,150 in the Defined Contribution Restoration Plan, in which Ms. Thornton was 100% vested as of the end of FY 2015.

Pension and Other Retirement Benefits

The following table and related discussion describes the present value of accumulated benefits payable under the Pension Plan (a qualified plan) and the DB SERP (a non-qualified plan).

		Number of Years	Present Value of
Name (a)	Plan Name (b)	Credited Service (#) (c)	Accumulated Benefit ($) (d)
Terry D. McCallister	Pension Plan	15.5	$657,753
	DB SERP	30.0	$9,891,929
Vincent L. Ammann, Jr.	Pension Plan	12.0	$425,209
	DB SERP	22.0	$2,584,316
Adrian P. Chapman	Pension Plan	34.0	$1,169,898
	DB SERP	30.0	$4,806,106
Gautam Chandra	Pension Plan	13.0	$343,362
	DB SERP	23.0	$1,785,116

Ms. Thornton is not a participant under the Pension Plan or the DB SERP.

Washington Gas Light Company - 2016 Information Statement |	45

Compensation Of Executive Officers

The following actuarial assumptions were used in determining the amounts set forth in the “Pension and Other Retirement Benefits” table:

Measurement Date	September 30, 2015	September 30, 2014
Discount Rate
DB SERP	4.10%	4.00%
Pension Plan	4.50%	4.40%
Pre-retirement Mortality	None	None
Post-retirement Mortality	RP-2014 mortality tables with a base year of 2006 projected using the MP-2014 mortality improvement scale, adjusted to converge over 15 years to an ultimate rate of 0.75% at age 85, grading to 0% at age 115 in 2022	RP 2000 CH Projected to 2021 using Scale AA
Retirement Age	65	65
Payment Form
DB SERP Amount Earned After 12/31/2004	Actual 409A Lump Sum Election Reflecting a 2.60% Interest Rate	Actual 409A Lump Sum Election Reflecting a 2.50% Interest Rate
Qualified Pension Plan and Pre-409A DB SERP	Qualified Joint & Survivor Annuity	Qualified Joint & Survivor Annuity

For a discussion of the assumptions and methodologies used to calculate the amounts reported in the “Pension and Other Retirement Benefits” table above, see the discussion contained in Note 10 (Pension and other Post-Retirement Benefit Plans) to the

Company’s Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included as part of Washington Gas’ 2015 Annual Report on Form 10-K flied with the SEC.

Summary of Retirement Benefits

Washington Gas provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans.

Retirement benefits provide post-employment security to our employees. As of the end of FY 2015, the following primary retirement benefit programs were available to the Named Executive Officers:

•	the 401(k) Plan, a tax-qualified defined-contribution plan in which the Named Executive Officers participate on the same terms as our other participating employees;
•	the Pension Plan, a tax-qualified, non-contributory pension plan covering all active employees (including executive officers) and vested former employees of Washington Gas;

•	the DB SERP, a non-qualified defined-benefit retirement plan which provides the Named Executive Officers a benefit up to 60% of the individual’s final average compensation, as determined under that plan;

•	the DC SERP, a non-qualified defined-contribution retirement plan; and

•	the Defined Contribution Restoration Plan, a non-qualified defined-contribution retirement plan.

Pension Plan and 401(k) Plans

The Named Executive Officers each participate in the Pension Plan, except Ms. Thornton. The Pension Plan is a tax-qualified, non-contributory pension plan covering active employees (including certain executive officers) and vested former employees of Washington Gas and certain affiliates. The Pension Plan is now closed to new entrants. Participation in the Pension Plan was closed: (i) to employees hired on or after January 1, 2009 who are covered under the collective bargaining agreements with the International Brotherhood of Teamsters and Office and Professional Employees International Union Local 2, (ii) to management employees first hired on or after July 1, 2009, (iii) to Hampshire Gas Company employees first hired on or after January 1, 2010, and (iv) to employees first hired on or after January 1, 2010 who are covered by the collective bargaining agreement between Washington Gas and the International Brotherhood of Electrical Workers, Local

1900. Instead of Pension Plan benefits, employees hired after the aforementioned dates receive an enhanced benefit in the form of an employer contribution under the 401(k) Plans. This enhanced benefit provides a Company contribution between 4%-6% of base compensation (depending on length of service) to subject employees. Executive officers receive this benefit on the same terms as our other participating employees. Ms. Thornton joined the Company in 2011 and receives this enhanced 401(k) benefit.

The Pension Plan provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. A participant must have five years of accredited service under the Pension Plan to vest in a pension benefit. The Pension Plan accrued benefit is calculated using a formula based on accredited service and highest three years (High Three) of average compensation. High Three average compensation is the

46 |	Washington Gas Light Company - 2016 Information Statement

Compensation Of Executive Officers

average of the employee’s rate of annual basic compensation on December 31 of each of three calendar years of accredited service preceding that reflects the employees highest compensation prior to the employee’s normal retirement date, early or disability retirement date, actual date of retirement or date of termination of employment, whichever is applicable. Annual basic compensation consists of the regular annual salary or wages of an employee, excluding bonuses, compensation for overtime or other extra or special compensation, but including commissions, bonuses and other forms of incentive compensation paid to salesmen. The rate of High Three average compensation is multiplied by the percentage rate that applies to the participant’s years of accredited service. Bargaining units representing certain Washington Gas employees have negotiated different percentages for their members. A change was made to the formula for calculating the retirement benefit for management employees and for employees covered by the collective bargaining agreement with the International Brotherhood of Electrical Workers, Local 1900 who retire on or after January 1, 2010 and for employees covered by Office and Professional Employees International Union Local 2 who retire on or after January 1, 2009. The retirement benefit for these employees will be determined by using the average of the retiree’s highest three years of earnings, rather than the average of the retiree’s last three years of earnings. The benefit for the International Brotherhood of Teamsters, Local 96 is still based on the employees last three years of final average compensation.

An early retirement benefit, discounted for age, is available to employees at age 55 with five years of accredited service. Employees age 55 or older having any combination of age and accredited service that equals 90 or more and employees with 30 years of accredited service may retire early without discounting their pension for age. As of the date of this information statement, of the Named Executive Officers, Mr. McCallister, our Chairman and CEO, Mr. Chapman, our President and Chief Operating Officer, and Mr. Ammann, our Chief Financial Officer, are eligible to receive an early retirement benefit.

The normal form of pension benefit is a joint and survivor annuity for an employee with an eligible spouse and a single-life annuity for an unmarried employee. Participants may elect among various payment options that will be the actuarial equivalent of the normal form of retirement benefit. There is no lump sum optional form of payment under the current Pension Plan.

Defined Benefit Supplemental Executive Retirement Plan

Each of the Named Executive Officers, except Ms. Thornton, participates in the Company’s DB SERP, which is a non-qualified, unfunded defined benefit retirement plan. The purpose of the DB SERP is to provide an additional incentive to attract and retain key employees designated by the Board. The Board of Washington Gas designates participants in the DB SERP.

The DB SERP provides a retirement benefit that supplements the benefit payable under the Pension Plan. The benefit amount is based on years of benefit service and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards, on December 31 of the three years out of the final five years of the participant’s service as a participant. Benefit service under the DB SERP consists of years of accredited service under the Pension Plan, plus the number of years of plan service under the DB SERP, to a maximum of 30 years. There is a vesting schedule for the benefit that varies depending upon the point in time the individual became a participant in the DB SERP.

At normal retirement, the DB SERP participant is entitled to an annual benefit equal to the participant’s vested percentage of an amount equal to 2% of final average compensation multiplied by the number of years of benefit service, reduced by the amount of the normal retirement benefit paid under the Pension Plan and the amount of any other supplemental pension benefit provided by Washington Gas. Participants in the CIC Plan, described elsewhere in this information statement, may earn extra years of benefit service under the DB SERP in certain events of termination following a change in control, up to the maximum of 30 years of benefit service.

The DB SERP provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65.

An early retirement benefit, discounted for age, is available to participants at age 55 with 10 years of benefit service. As of the date of this information statement, of the Named Executive Officers, Mr. McCallister, our Chairman and CEO, Mr. Chapman, our President and Chief Operating Officer, and Mr. Ammann, our Chief Financial Officer, are eligible to receive an early retirement benefit under the DB SERP.

A participant in the DB SERP can elect the same forms of benefit available under the Pension Plan, and in addition can elect a lump sum payment form. For DB SERP benefits earned through December 31, 2004, the lump sum amount is limited to the amount of the benefit attributable to short-term incentive compensation. For benefits earned on and after January 1, 2005, participants may elect a lump sum benefit in any percentage.

The lump sum amount is an actuarial determination based on the participant’s life expectancy discounted using the yield on the zero-coupon U.S. Treasury security with maturity equal to the maturity of each year’s payment. The lump sum shall equal the sum of the discounted payments.

The DB SERP is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the Company and a participant’s right to receive payments under the DB SERP will be no greater than the right of an unsecured general creditor of the Company.

Washington Gas Light Company - 2016 Information Statement |	47

Compensation Of Executive Officers

Defined Contribution Supplemental Executive Retirement Plan

The DC SERP provides supplemental retirement benefits to executives and a select group of management or highly compensated employees who: (i) are not participants in the DB SERP; and (ii) are selected by the Board to participate in the DC SERP. Subject to certain conditions, the DC SERP provides the following benefits to participating employees: (i) a Company credit equal to 6% of total pay (base salary and incentive pay); (ii) matching credit equal to 4% of annual short-term incentive pay only; and (iii) for employees who do not participate in the Pension Plan, an incentive credit equal to 4-6% of annual short-term incentive pay only depending on years of service. Benefits will be credited each pay period to a bookkeeping account maintained on behalf of the participant. Participant accounts will be credited with notional earnings and reduced for notional losses based upon the performance of investment alternatives selected by participants. Benefits will be paid in a lump sum upon the participant’s termination of employment or disability (whichever occurs first). The DC SERP is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the Company and a participant’s right to receive payments under the DC SERP will be no greater than the right of an unsecured general creditor of the Company. Ms. Thornton is a participant in the DC SERP.

Defined Contribution Restoration Plan

The Defined Contribution Restoration Plan provides supplemental retirement benefits to employees: (i) who are not participants in the DB SERP; and (ii) whose base pay exceeds the limit set forth under Section 401(a)(17) of the Internal Revenue Code (i.e., $265,000 in 2015). Subject to certain conditions, the Defined Contribution Restoration Plan provides the following benefits to participating employees: (i) a base pay matching credit equal to 4% of the portion of the participant’s base pay only that exceeds the limit in Section 401(a)(17) of the Internal Revenue Code, and (ii) for employees who do not participate in the Pension Plan, a base pay restoration credit equal to 4-6% of the portion of the participant’s base pay only that exceeds the limit Section 401(a) (17) of the Internal Revenue Code. The actual percentage is based on years of service. Benefits are credited each pay period to a bookkeeping account maintained on behalf of the participant.

Participant accounts are credited with notional earnings and reduced for notional losses based upon the performance of investment alternatives selected by participants. Participants generally will be 100% vested in their Defined Contribution Restoration Plan benefits at all times except in the case of certain terminations of employment. Benefits will be paid in a lump sum upon a participant’s termination of employment or disability (whichever occurs first). The Defined Contribution Restoration Plan is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the Company and a participant’s right to receive payments under the Defined Contribution Restoration Plan will be no greater than the right of an unsecured general creditor of the Company. Ms. Thornton is a participant of the Defined Contribution Restoration Plan.

48	| Washington Gas Light Company - 2016 Information Statement

Potential Payments Upon Termination Or Change In Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan for Certain Executives

Each of the Named Executive Officers listed in the Summary Compensation Table in this information statement participates in the CIC Plan. Change in control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a change in control. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL Holdings or Washington Gas. The CIC Plan incorporates the definition of a change in control as defined in the Change in Control Policy (“CIC Policy”). “Change in control” is generally defined under the CIC Policy as the occurrence (subject to certain exceptions) of:

•	an acquisition by any person of 30% or more of the voting stock of WGL Holdings or Washington Gas;

•	a change in the majority of the Board of WGL Holdings;

•	a reorganization, merger, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas; or

•	shareholder approval of a complete liquidation or dissolution of WGL Holdings.

Generally, during the one year prior and two years following a change in control, the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.

Annual base salary is defined as the amount equal to the highest base salary rate in effect during the period beginning twelve months immediately preceding a change in control and ending on the date of the Named Executive Officer’s termination. The annual incentive bonus is equal to each executive’s target annual bonus for the fiscal year in which the Named Executive Officer’s employment is terminated. With respect to all the Named Executive Officers, if the Named Executive Officer is terminated during the effective period for reasons other than cause, death or disability, or if the Named Executive Officer resigns for good reason, the Named Executive Officer is entitled to certain severance benefits. These benefits include:

•	salary replacement benefits equal to the sum of the executive’s annual base salary plus annual target incentive bonus multiplied by three for Messrs. McCallister, Chapman, Ammann, and Ms. Thornton; and multiplied by two for Mr. Chandra;

•	the sum of any unpaid base salary and vacation pay through the termination date and the product of the executive’s annual bonus and a fraction, the numerator of which is the number of days in the current fiscal year through the termination date, and the denominator of which is 365;

•	medical and dental replacement benefits for three years for Messrs. McCallister, Chapman, Ammann and Ms. Thornton; and such benefits for two years for Mr. Chandra;

•	an additional three years of benefit service under the DB SERP for Messrs. McCallister, Chapman and Ammann and two years for Mr. Chandra, provided, in no event shall such additional service when added to the executive’s DB SERP or DC SERP, as applicable, benefit service credit exceed the maximum of 30 years (Ms. Thornton does not participate in the DB SERP; her benefit under the DC SERP is 100% vested upon a change in control under the terms of the DC SERP); and

•	outplacement services of up to $25,000; provided that such services are incurred by the executive within 12 months of his or her termination.

If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change in control severance protections that we have determined to be appropriate. On November 17, 2010, the Board eliminated the reimbursement by the Company of excise taxes imposed on such severance payments for any executive officers that become covered by the terms of the CIC Plan on or after January 1, 2011. Pursuant to an amendment to the CIC Plan on November 12, 2015, however, the excise tax reimbursement provisions will expire on September 30, 2018 unless a change in control transaction has occurred or is then pending.

A Named Executive Officer’s outstanding performance shares and performance units may also vest upon a change in control or a qualified termination of employment following a change in control. For awards granted prior to September 22, 2015, half of the award vests at target upon the change in control and the other half of the award vests at target upon a qualified termination following a change in control (“double-trigger” vesting). All awards granted on or after September 22, 2015 are subject to double-trigger vesting at target or a specified change-in-control value based on actual performance. Together, the CIC Plan and the CIC Policy provide that a “qualified termination” triggers the receipt of severance benefits. Generally, a “qualified termination” of a participant in the CIC Plan means an involuntary termination of the participant (other than as a result of death, disability or for cause) or any termination of employment by the participant in the CIC Plan that is not initiated by the Company and that is caused by any one or more of the following events, if such event occurs during the change in control effective period:

•	assignment to the participant, without his or her consent, of duties inconsistent in any material respect with the executive’s then current position or duties (including, for Messrs. McCallister, Chapman, Ammann and Ms. Thornton, not having their current position at the most senior resulting entity following the change in control), or any other action by the Company which would cause him or her to violate ethical or professional obligations, or which results in a significant diminution in such position or duties;

•	the participant, without his or her consent, being required to relocate to a principal place of employment that is both

Washington Gas Light Company - 2016 Information Statement |	49

Potential Payments Upon Termination Or Change In Control

more than 35 miles from his or her existing principal place of employment, and farther from the participant’s current residence than his or her existing principal place of employment;

•	the Company materially reduces, without his or her consent, the participant’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the participant to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

•	the Company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the Company’s obligations to the Named Executive Officer under the CIC Plan.

A Named Executive Officer will not be able to receive severance benefits for a qualified termination if the executive continues in employment with the Company for more than 90 days following the later of the occurrence or knowledge of an event or events that would constitute a qualified termination. Also, the Named Executive Officer will not be entitled to receive severance benefits under the CIC Plan if the Named Executive Officer’s employment with the Company terminates because of a change in control and the Named Executive Officer accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would constitute a qualified termination).

The levels of change in control payments were developed in prior years and were either reaffirmed or adjusted after a thorough re-evaluation of such protection by the HR Committee in 2006. That re-evaluation included input from the HR Committee’s executive compensation adviser and considered both market practice and best practice. The HR Committee, with the advice of its compensation adviser, also re-evaluated certain elements of the change-in-control arrangements in 2015. The circumstances and payments of compensation following a change in control are provided by the CIC Plan. In approving the CIC Plan, the HR Committee considered data provided by its adviser regarding competitive market practices regarding change in control benefits for senior executives. The HR Committee also considered the corporate and shareholder value of retaining certain executives following a change in control. The multiples of pay for various levels of officers reflect the HR Committee’s judgment that those levels are fair, appropriate and reasonable for each officer.

In determining the appropriate payment and benefit levels under the CIC Plan, the HR Committee also considered the potential importance of retaining certain executives following a change in control to assist in a successful transition to a new organization and management.

The CIC Plan is intended in part to provide some protection of employment and benefits for executives who agree to remain with a new organization following a change in control. The CIC Plan is a material part of our total compensation program. Each component of this program, including base salary, incentives, retirement benefits and the CIC Plan, has been designed to meet certain unique purposes. In the absence of a CIC Plan, it is unlikely that other elements of the total compensation program would have been different to offset the risk posed by the lack of a CIC Plan. The reason for this is that no other element of compensation can achieve the aims of the CIC Plan.

The severance benefits available under the CIC Plan are not additive or cumulative to severance or termination benefits that a Named Executive Officer might also be entitled to receive under the terms of any other arrangement or agreement with the Company. As a condition of participating in the CIC Plan, the Named Executive Officer must expressly agree that the CIC Plan supersedes all prior plans or agreements providing for severance benefits.

The following table lists the amounts the Named Executive Officers were eligible to receive from the Company under the CIC Plan if a change in control had occurred and the Named Executive Officer’s employment was terminated either involuntarily without cause or as a result of a good reason termination effective as of September 30, 2015, the end of FY 2015. The amounts would be payable in a single lump sum and, to the extent required to comply with Section 409A of the Internal Revenue Code, would not be paid to the Named Executive Officer prior to the date that is six months from the date of termination. The calculations in the table below are based on a common stock price equal to $57.67 per share which was the closing price of WGL Holdings common stock on September 30, 2015, which was the last trading day of FY 2015.

INCREMENTAL PAYMENTS DUE TO CHANGE IN CONTROL

(Assuming termination of employment on September 30, 2015)

Payments Due to Change In Control(1)	McCallister	Ammann	Chapman	Chandra	Thornton
Cash severance	$4,573,200	$2,139,000	$2,892,750	$1,302,000	$1,710,000
Additional value due to vesting of unvested performance shares and performance units	$4,323,911	$1,376,906	$2,313,185	$1,247,625	$957,030
Additional SERP amount due to vesting and service credits	$0	$563,948	$0	$1,728,000	$94,063
Medical and dental continuation	$46,097	$60,879	$46,097	$46,922	$21,827
Outplacement (maximum)	$25,000	$25,000	$25,000	$25,000	$25,000
Sec 280G excise tax and related gross-up (paid to IRS)(2)	$4,131,000	$1,914,000	$2,494,000	$1,582,000	$0
TOTAL	$13,099,208	$6,079,733	$7,771,032	$5,931,547	$2,807,919

(1)	SERP calculations were made using a 4.1% discount rate. Medical and dental continuation amounts are estimates. As a result, the Section 280G excise tax and related gross-up amounts have been rounded to the nearest $1,000.

(2)	This amount represents a reimbursement to the executive to cover the excise tax paid to the Internal Revenue Service on the change in control benefits. Ms. Thornton is not eligible for a tax gross-up because the Board eliminated this benefit for any employees that became covered under the CIC Plan after January 1, 2011.

50	| Washington Gas Light Company - 2016 Information Statement

Potential Payments Upon Termination Or Change In Control

All severance benefits payable under the CIC Plan are subject to each participant’s compliance with a post-employment restrictions policy. The policy defines the scope of restrictions that will apply to post-employment actions undertaken by executives who receive severance benefits following a termination of employment. The policy is intended to protect (i) confidential information belonging to the Company that the executive had access to and possesses due to the nature of his or her position and (ii) the competitive business operations of the Company. The restrictions under the policy last for one year following the executive’s date of termination. The policy prohibits any terminated Named Executive Officer that receives the severance benefits described above from soliciting employees or customers and disclosing “confidential information” of the Company. For the purposes of the policy, “confidential information” includes, but is not limited to, non-public information regarding computer programs, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of employees, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

Incremental Payments Due to Other Terminations

The Company has no employment contracts and no guaranteed severances for terminations other than upon a change in control. Upon retirement, vesting of performance shares and performance units issued prior to September 22, 2015 is at the discretion of the HR Committee. The HR Committee has historically not vested such awards upon retirement.

Washington Gas Light Company - 2016 Information Statement |	51

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation as of September 30, 2015. The Company currently has two such plans: the Directors’ Stock Plan and the 2007 Plan. WGL Holdings has requested shareholder approval of 1,900,000 shares for equity compensation purposes under a new plan, which are not reflected below. If WGL Holdings shareholders approve the new plan, no further awards will be granted under the 2007 Plan.

Total shares shown in the below table include 81,555 shares available for future issuance under the Directors’ Stock Plan, and 993,825 shares available for issuance under the 2007 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)(1)
Equity compensation plans approved by security holders	0	$0	1,075,380
Equity compensation plans not approved by security holders	—	$—	—
TOTAL	0	$0	1,075,380

(1)	Includes 304,089 non-vested and outstanding performance shares. The number of shares of common stock that are issued upon the vesting of performance shares may range from zero to 200 percent of the number of performance shares outstanding. The number of shares that are issued is determined under a formula, based on our achievement of performance goals for WGL Holdings’ total shareholder return relative to the long-term incentive peer group. This formula is further described above in this information statement in the Compensation Discussion and Analysis section under the caption, “Long-Term Incentive Compensation.” The number of securities remaining available for future issuance under the 2007 Plan is reduced upon the issuance of shares underlying performance shares, not at the time of grant.

52	| Washington Gas Light Company - 2016 Information Statement

Proposal 2 Advisory Vote On Executive Compensation

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to cast an advisory vote to approve the compensation awarded to certain executives, as required by Section 14A of the Exchange Act. Because the required vote is advisory, it will not be binding upon the Board.

The Company has in place comprehensive executive compensation programs. The information statement fully discloses all material information regarding the compensation of the Company’s Named Executive Officers, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company and the HR Committee continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Company will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders and encourage executives to retain ownership of a significant portion of WGL Holdings stock that they receive as compensation. Please refer to the section entitled, “Compensation of Executive Officers” and the Compensation Discussion and Analysis section of this information statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

The Board has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board modifies this policy, the next advisory vote on executive compensation will be at our 2017 annual meeting of shareholders.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of Washington Gas Light Company stock approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the information statement.”

Board of Directors’ Recommendation — The Board recommends that shareholders vote “FOR” this proposal 2.

Please refer to PROGRAM HIGHLIGHTS on the first page of the Compensation Discussion & Analysis for the reasons behind this recommendation.

Washington Gas Light Company - 2016 Information Statement |	53

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Washington Gas is composed of four directors who are not employees of the Company. Members of the Audit Committee are independent under rules of the SEC and the New York Stock Exchange. The names of the members of this committee as of the date of this information statement appear at the end of this report.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is directly responsible for the appointment, compensation and oversight of Deloitte & Touche LLP, the Company’s independent public accounting firm. The Audit Committee maintains a charter that outlines its responsibilities. The Audit Committee met five times during fiscal year 2015.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Deloitte & Touche LLP. The Audit Committee and the Company’s full Board of Directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the Board as statutory and regulatory provisions became effective for audit committees and independent auditors.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2015 with management of the Company and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, for filing with the SEC.

AUDIT COMMITTEE

George P. Clancy, Jr. (Chairman)
Nancy C. Floyd
Debra L. Lee
Dale S. Rosenthal

54	| Washington Gas Light Company - 2016 Information Statement

FY 2015 And FY 2014 Audit Firm Fee Summary

FY 2015 AND FY 2014 AUDIT FIRM FEE SUMMARY

Deloitte & Touche LLP (“Deloitte”), the Company’s independent public accounting firm, billed the following fees for FY 2015 and FY 2014 to WGL Holdings and Washington Gas:

	FY 2015	FY 2014
Audit Fees	$2,515,083	$2,199,469
Audit Related Fees	64,569	1,047,392
Tax Fees	26,250	25,000
All Other Fees	133,616	363,355
TOTAL FEES	$2,739,518	$3,635,216

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee or by the Chairman of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s and WGL Holdings’ annual financial statements and review of financial statements included in the Company’s and WGL Holdings’ quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For FY 2015 and FY 2014, the total audit fees include $657,920 and $646,757, respectively, to perform an assessment of the Company’s and WGL Holdings’ internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit. Audit-related fees in FY 2014 were primarily attributable to services relating to the evaluation of merger and acquisition opportunities.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for WGL Holdings and its consolidated subsidiaries, including Washington Gas.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s and WGL Holdings’ financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval Policy for Audit and Non-Audit Services

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent public accounting firm must be pre-approved by the Audit Committee. The Sarbanes-Oxley Act of 2002 permits the Audit Committee to delegate to one of its members the authority to approve audit and non-audit services by the Company’s independent public accounting firm when the Audit Committee is not in session. The Audit Committee has adopted a policy that allows the Chairman of the Audit Committee to approve audit-related services provided by the Company’s independent public accounting firm between meetings of the

Audit Committee if the fees for the services do not exceed $100,000. The Chairman of the Audit Committee will report as soon as possible to the other Audit Committee members if the Chairman is required to use this delegated authority between Audit Committee meetings. However, under the policy, the entire Audit Committee must approve any non-audit related services to be provided by the Company’s independent public accounting firm prior to the provision of such services. All services reported in the preceding schedule for FY 2015 and FY 2014 were pre-approved by either the full Audit Committee or by the Chairman of the Audit Committee, by delegated authority.

Washington Gas Light Company - 2016 Information Statement |	55

Proposal 3 Ratification Of Appointment Of Independent Public Accounting Firm

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

At a meeting held on November 17, 2015, the Audit Committee of the Board appointed Deloitte as the Company’s independent public accounting firm to audit the books, records and accounts of the Company for FY 2016. The Board recommends that the shareholders ratify this appointment.

In the event shareholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Deloitte is in the best interests of the Company and its shareholders. Even if the appointment of Deloitte is ratified by shareholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Board of Directors’ Recommendation — The Board recommends that shareholders vote “FOR” this proposal 3.

56 |	Washington Gas Light Company - 2016 Information Statement

Other Matters

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. The annual report for FY 2015, including financial statements, was posted to our web site www.washgas.com on November 19, 2015.

Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form

10-K, excluding certain exhibits. Please direct these requests to: Director of Investor Relations, Washington Gas Light Company, 101 Constitution Ave., NW, Washington, DC 20080. The Company will furnish exhibits to the Form 10-K to shareholders upon payment of a reasonable fee.

Householding of Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of the information statement and related materials (collectively, the “materials”) will receive only one copy of the materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. If you share an address with another shareholder and received only one set of the materials, but would like to request a separate copy of the materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the materials and would prefer to receive a single copy in the future.

By order of the Board of Directors,

January 27, 2016

Washington Gas Light Company - 2016 Information Statement |	57

Appendix A Reconciliation Of Non-Gaap Financial Measure

APPENDIX A RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Note: References to “we,” “us,” and “our” in this Appendix A refer to WGL Holdings and its subsidiaries on a consolidated basis.

The table below reconciles operating earnings (loss) to GAAP net income (loss) applicable to common stock. Management believes that operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations. This measure facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assists in analyzing period-to-period comparisons. Additionally, we use operating earnings (loss) to report to the Board and to evaluate management’s performance.

To derive this non-GAAP measure, we adjust for the financial recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the financial recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

	i.	Significant out of period adjustments;

	ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

	iii.	Other items that may obscure segment comparisons.

There are limits in using operating earnings (loss) to analyze our results, as it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) to analyze our results may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliation to the most directly comparable GAAP financial measure.

Washington Gas Light Company - 2016 Information Statement |	A-1

Appendix A Reconciliation Of Non-Gaap Financial Measure

The following table represents the reconciliation of operating earnings to net income applicable to common stock:

	WGL Holdings, Inc.
	(Unaudited)
	Fiscal Year Ended September 30,
(In thousands, except per share data)	2015	2014
Operating earnings	$158,247	$138,952
Non-GAAP adjustments(1)	(45,455)	(62,044)
Income tax expense on non-GAAP adjustments	18,467	25,411
Regulatory asset - tax effect Medicare Part D	—	3,621
Net income applicable to common stock	$131,259	$105,940
Diluted average common shares outstanding	50,060	51,770
Operating earnings per share	$3.16	$2.68
Per share effect of non-GAAP adjustments	(0.54)	(0.63)
Diluted earnings per average common share	$2.62	$2.05

(1) The following table summarizes our non-GAAP adjustments:

	(Unaudited)
	Fiscal Year Ended September 30,
(In thousands)	2015	2014
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives	$(32,856)	$(61,394)
Storage optimization program	(3,704)	4,972
DC weather impact	86	2,135
Distributed generation asset related investment tax credits	(4,134)	(2,795)
Change in measured value of inventory	6,658	1,804
Competitive service provider imbalance cash settlement	(2,434)	488
Investment impairment	(5,625)	—
Impairment loss on Springfield Operations Center	(465)	(770)
Unrecovered government contracting costs	(2,981)	—
Incremental professional services fees	—	(3,588)
Impairment loss on proposed Chillum liquefied natural gas facility	—	(1,869)
Regulatory implementation true up	—	1,573
Legal related cost accrual	—	(2,600)
Total non-GAAP adjustments	$(45,455)	$(62,044)

A-2 |	Washington Gas Light Company - 2016 Information Statement

Location Of Annual Meeting

LOCATION OF ANNUAL MEETING

2016 Annual Meeting of Shareholders
March 1, 2016, 10:45 a.m. Eastern Time

WGL Holdings, Inc.
101 Constitution Avenue, NW
3rd Floor
Washington, DC 20080

PARKING:

Parking will be available on-site for a fee, on a first-come first-served basis. Parking attendants will direct attendees to the appropriate parking area.

METRO STATIONS:

Judiciary Square and Union Station

OUR	OUR	OUR
History.	Purpose.	Future.

Washington Gas was founded to improve the quality of life in our nation’s capital. Today, 167 years later, WGL Holdings has more than 1,529 employees working with the same passion and commitment of our founders to improve quality of life by delivering clean and efficient energy solutions to Washington and the nation. Today – as it was in 1848 – this commitment is in the best interest of our customers, shareholders and the communities we serve.

OUR VISION – WGL is to be the preferred source of clean and efficient energy solutions that produce value for our customers, investors and communities.

OUR PROMISE – We are the clean energy experts. We deliver solutions for a sustainable future. WGL is…

DIVERSITY	INNOVATION	SERVICE	SUSTAINABILITY	PERFORMANCE

We create value through the diversity of our solutions, markets and people.	We innovate to drive performance, safety and reliability.	We build trust and preference through collaboration, leadership and outstanding service.	We advance the sustainability of our business, the customers and communities we serve, and the environment.	We deliver clean and efficient energy solutions that are both visible and valued.